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Exhibit 16(a)(1)(viii)

                                   UWINK, INC.
                           OFFER TO PURCHASE FOR CASH
                     SHARES OF COMMON STOCK HELD BY HOLDERS
                  OF 99 OR FEWER SHARES FOR A PURCHASE PRICE OF
                             $0.50 NET PER SHARE AND
                             $20.00 PER STOCKHOLDER

                  This Offer to Purchase will expire at 5 p.m.
         Eastern Time on Thursday, January 15, 2009, unless the Offer is extended or earlier terminated.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
      SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS OFFER, PASSED
            UPON THE MERITS OR FAIRNESS OF THIS OFFER OR PASSED UPON
  THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE, AND ANY
                REFERENCE TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  INTRODUCTION

uWink, Inc. (the "Company," "us," "we," "our," or "ours") is offering to purchase all shares of our common stock held by our stockholders who own 99 or fewer shares as of the close of business on the record date of December 1, 2008 and continue to do so during the offering, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Authorization Card (which together constitute the "Offer"). The Offer is conditioned, as to each eligible stockholder, upon that stockholder tendering all of the shares of common stock held by the stockholder to the Company. Partial tenders will not be accepted.

We are offering to purchase these shares of common stock at $0.50 per share in cash. This price represents a $0.35, or 233%, premium over the last share sales price of our common stock as reported on the Over the Counter Bulletin Board (the "OTCBB") on the record date. IN ADDITION, WE ARE OFFERING AN ADDITIONAL PAYMENT OF $20.00 AS AN INCENTIVE TO EACH STOCKHOLDER TO SELL THEIR SHARES BY JANUARY 15, 2009. THIS PAYMENT REPRESENTS A REIMBURSEMENT OF OUR ESTIMATED ANNUAL SERVICING COSTS (TRANSFER AGENT, PROXY STATEMENTS ETC.) FOR EACH STOCKHOLDER OF RECORD. IT IS NOT BASED ON THE NUMBER OF SHARES HELD AS OF THE RECORD DATE. Also, if you are an eligible record stockholder and you tender your shares directly to the Company, you will not incur any sales commission or other charges. However, if you hold shares or tender shares through a broker, bank or other institution, you should consult with that broker, bank or institution to determine whether transaction costs are applicable.

The purpose of this Offer is to reduce the number of persons owning shares of the Company's common stock. Since we have had under $10 million in total assets at the end of each of the last two fiscal years and anticipate that we will have under that amount at the end of the current fiscal year, if, after completion of this Offer, we have fewer than 500 stockholders of record, as calculated under the rules and regulations of the Securities and Exchange Commission ("SEC"), the Board of Directors intends to deregister the Company's common stock under the Securities Exchange Act of 1934 (the "Exchange Act") and become a non-reporting company. One result of this transaction would be that we would no longer have to file periodic reports with the SEC, as required under the Exchange Act, including, among other reports, annual reports on Forms 10-K and quarterly reports on Forms 10-Q. In addition, we would not be subject to the SEC's proxy rules. The Board of Directors estimates that this could result in a significant cost savings to the Company, approximately $190,000 annually, and allow management to focus on its regular business activities.

We currently operate in two business segments: Technology Licensing, where we license our hospitality technology platform to third party operators, and Restaurant Operations, where we operate three uWink restaurants. Once we become a non-reporting company, we intend to spin-off our Technology Licensing business, via a stock dividend, to our shareholders as a separate non-reporting company. We are still in the early stages of the development of each of our operating businesses and our Board of Directors believes that spinning off our Technology Licensing business, and eliminating the costs associated with being a reporting company for each of our operating businesses, will improve the prospects for raising growth capital for our Technology Licensing business (because technology companies and restaurant companies appeal to different sets of investors, early stage technology companies like ours generally appeal to private-company investors rather than public company investors and because our overall cost structure for each of our operating businesses will be lower once we eliminate the costs of being a reporting company), as well as allow each of our operating businesses to compete more effectively in its markets. Most of our competitors in the interactive hospitality software market are non-reporting companies and thus are not subject to the expenses and other burdens of being a public reporting company. Of those few that are reporting companies, virtually all have much larger revenue bases and are thus better able to bear the expenses and other burdens of being a public reporting company. Similarly, most of our restaurant competitors are either reporting companies with much larger revenue bases or non-reporting companies that operate free of public reporting company costs. See "Special Factors -- Background of Tender Offer" and "Special Factors -- Effects Of The Tender Offer."




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If this Offer does not result in a reduction of the number of stockholders necessary for the Company to deregister with the SEC, the Board of Directors may consider additional alternatives to achieve that result if the Board continues to believe that deregistration remains in the Company's best interests. These alternatives include another tender offer (either to all holders or odd-lot holders only), a reverse stock split or other transaction. See "Special Factors -- Effects Of The Tender Offer."

Any eligible stockholder who desires to tender all of his, her or its shares should either (i) complete and sign the Authorization Card or a facsimile thereof, which is included with this Offer, in accordance with the instructions of the Authorization Card and mail or deliver it, along with the certificates for the shares tendered, as instructed, or (ii) request his, her or its broker, dealer, commercial bank, trust company or nominee to effect the transaction. An eligible stockholder who desires to tender his, her or its shares and whose certificates for such shares are missing or not immediately available may also tender his, her or its shares by signing and returning the Authorization Card, which includes a Statement/Affidavit For Lost Stock Certificates.

If you have any questions regarding this Offer or need additional copies of any of the Offer documents, you should contact Nancy Nino in our corporate offices at 16106 Hart Street, Van Nuys, California 91406; (818) 909 6030 x 102 (telephone) or (818) 909 6070 (facsimile) or our Transfer Agent, Continental Stock Transfer & Trust Company, at (212) 509 4000 ext 536. You may also contact your own broker, dealer, commercial banker or trust company for assistance concerning this Offer.

       PLEASE READ THIS OFFER TO PURCHASE IN ITS ENTIRETY BEFORE MAKING AN
                               INVESTMENT DECISION

                                      NOTE

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THIS OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE, AND ANY REFERENCE TO THE CONTRARY IS A CRIMINAL OFFENSE. IN ADDITION, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY OR THE BOARD OF DIRECTORS AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THIS OFFER. NO OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED AUTHORIZATION CARD. IF GIVEN OR MADE, SUCH RECOMMENDATION AND THE OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE BOARD OF DIRECTORS.


                       SPECIAL CAUTIONARY NOTICE REGARDING
                           FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents that have been incorporated herein by reference contain certain forward-looking statements and information with respect to the financial condition, results of operations, and business of the Company. These forward looking statements involve risks and uncertainties and are based on the beliefs and assumptions of our management and on information available to management at the time that these disclosures were prepared. These statements might be identified by the use of words like "expect," "anticipate," "estimate," and "believe," variances of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements that reflect management's view only on the date of this Offer. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no responsibility or obligation to update any such forward-looking statements.


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                                SUMMARY OF TERMS

This summary of terms, as well as the questions and answers that follow, highlights selected information included elsewhere in this Offer to Purchase. The summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference elsewhere in this Offer to Purchase. We encourage you to read the entire Offer to Purchase, as well as any information that has been incorporated by reference, before making a decision to tender your shares to us. All references to the "Company," "we," "us," "our," and "ours" refer to uWink, Inc. and its subsidiaries.

         o We are offering to purchase for cash all shares of our common stock, par value $.001 per share, held by stockholders who owned 99 or fewer shares as of the close of business on December 1, 2008, the record date. Additional information regarding the terms of the Offer is set forth in "Terms of the Offer."

         o This Offer is only available to those stockholders who own of record or beneficially own 99 or fewer shares on the record date.

         o This Offer is voluntary. Eligible stockholders may, but are not required to, tender their shares. However, eligible stockholders who wish to accept this Offer must tender all of the shares they own. Partial tenders will not be accepted.

         o The purchase price we are offering is $0.50 per share. This price represents a $0.35, or 233%, premium over the last share sales price of our common stock as reported on the OTCBB on December 1, 2008 (the last trade prior to the close of the record date). We are also offering an additional payment of $20.00 to each stockholder who accepts this Offer by January 15, 2009. This payment represents a reimbursement of our estimated annual servicing costs (transfer agent, proxy statements, etc.) for each stockholder of record. It is not based on the number of shares held as of the record date.

         o Stockholders who tender their shares pursuant to this Offer will be eligible to receive dividends declared prior to the close of the Offer (although we do not anticipate that any dividends will be declared prior to the close of the Offer), but will not be eligible to received dividends declared following the close of the Offer and will not be eligible to participate in the spin-off. See "Special Factors -- Entitlement to Dividends."

         o Eligible stockholders who tender their shares directly to us will not incur any sales commission or other charges. If you hold or tender shares through a broker, bank or other institution, you should consult with the broker, bank or other institution to determine whether transaction costs are applicable.

         o The purchase price will paid to you in cash. A check for the purchase price of your shares will be mailed to you promptly following the expiration of the Offer. We will not pay any interest on the purchase price during the period between when your shares are tendered and the date you receive payment.

         o This Offer will expire at 5:00 p.m. Eastern Time on Thursday, January 15, 2009, unless we elect to extend it or terminate it earlier. In order for your tender to be accepted by us, we must receive your tender offer documents prior to this time. We will make a public announcement if we decide to extend the tender offer. See "Terms of the Offer -- Expiration and Extension of the Offer; Amendment."


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         o        You may withdraw your tender of shares at any time up until the expiration of this Offer. See "Terms of the Offer -- Withdrawal Rights." If you elect to sell your shares to us pursuant to this Offer, you will no longer be a stockholder of the Company and will no longer have voting rights or the right to receive any dividends that may be declared after this Offer is completed.

         o The sale of your shares will be a taxable transaction for United States federal income tax purposes and may be such for state and local income tax purposes as well. See "Special Factors -- Certain United States Federal Income Tax Consequences." You should consult with your personal tax advisor before tendering your shares pursuant to this Offer.

Shares of common stock purchased under this Offer will be retained as treasury stock and may be restored to the status of authorized and unissued shares. If all eligible stockholders participate in this Offer, we expect to pay approximately $27,600 in the aggregate to purchase these shares, including the $20.00 payment to each stockholder to reimburse our annual servicing cost. We estimate expenses relating to the Offer to be an additional $10,000. As a result, we do not believe the completion of this Offer will have any material affect on our financial condition or results of operations. Purchases of stock and reimbursement of our estimated annual servicing costs will be funded with our cash and other liquid assets. We do not anticipate borrowing any funds to purchase shares in connection with this Offer.

If, after the completion of this Offer, we have fewer than 500 stockholders of record, we intend to deregister our common stock under the Exchange Act and become a non-reporting company. Moreover, once we deregister, we intend to spin-off our Technology Licensing business to shareholders as a separate non-reporting company. As a result, we will no longer (and the spin-off company will not) file periodic reports with the SEC, including, among other reports, annual reports on Form 10-K and quarterly reports on Form 10-Q. In addition, we will no longer (and the spin-off company will not) be subject to the SEC's proxy rules. However, we currently intend to provide our stockholders with annual unaudited financial statements and intend that the spin-off company will do the same.

         o If we deregister our common stock under the Exchange Act, our common stock will no longer be eligible for quotation on the OTCBB. Our common stock may be quoted in the Pink Sheets Electronic Quotation System. However, we cannot predict whether or when this will occur or that an active trading market will exist for our common stock after we deregister. As a result, it may be more difficult for remaining stockholders to sell their shares. Moreover, we intend to effect the spin-off of our Technology Licensing business such that shareholders will receive restricted shares of the spin-off company so that no trading market will develop for the common stock of the spin-off company. See "Special Factors -- Effects of Tender Offer."

         o This Offer is voluntary, and the shares will be sold at a premium to the market price as of December 1, 2008. We have not engaged any person or entity to issue a "fairness" or similar opinion with respect to the Offer.


If you have any additional questions or need additional copies of any of these documents or documents containing information incorporated by reference, you may contact Ms. Nino at (818) 909-6030 x 102 or talk with your broker.

                              QUESTIONS AND ANSWERS

Q:       WHO IS OFFERING TO PURCHASE MY SHARES?
A: uWink, Inc. is offering to purchase shares of its common stock held by stockholders who owned 99 or fewer shares on the record date of December 1, 2008.

Q:       AM I ELIGIBLE TO PARTICIPATE IN THE OFFER?
A: You are eligible to tender your shares only if you owned 99 or fewer shares of common stock as of the record date, regardless of whether you own your shares of record (i.e., in your own name) or beneficially (i.e., in "street name" held by a brokerage company account maintained by you). We reserve the right to make all determinations of who is eligible to participate in this Offer.

Q:       WHAT WILL THE COMPANY PAY ME FOR MY SHARES?
A: We are offering to pay $0.50 per share of Company common stock, in cash, without interest. We are also offering an additional payment of $20.00 to each stockholder who accepts this Offer by January 15, 2009.

Q.       IF I TENDER MY SHARES, WILL I BE ELIGIBLE TO RECEIVE DIVIDENDS?
A. You will be eligible to receive dividends declared prior to the close of this Offer, although we do not anticipate declaring any such dividends. However, you will not be eligible to receive dividends (including pursuant to the spin-off) after the close of this Offer.

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Q:       WILL I HAVE TO PAY BROKERAGE COMMISSIONS?

A: No, provided that you are a record stockholder and tender your shares directly to us. If you hold shares or tender shares through a broker, bank or other institution, you should consult with that party to determine whether any transaction costs will be incurred.

Q:       WHEN WILL I RECEIVE MY MONEY?
A: Your check will be mailed promptly after the expiration of the Offer. Please allow sufficient time for the postal service to deliver your check.

Q:       DO I HAVE TO TENDER MY SHARES?
A: No. This is a voluntary offer. You may elect to tender your shares or, in the alternative, hold your shares and maintain your rights as a stockholder, including the right to vote your shares and receive dividends.

Q:       CAN I TENDER LESS THAN ALL OF MY SHARES?
A: No. You must tender all of your shares if you wish any of your shares to be tendered. Partial tenders will not be accepted.

Q:       HOW DO I TENDER MY SHARES?
A: If you hold your shares "of record" in your own name, you can tender your shares by completing and returning the enclosed Authorization Card along with any other documents required by the Authorization Card and your stock certificates to our Transfer Agent, Continental Stock Transfer & Trust Company, as described in the enclosed Authorization Card.

         If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (i.e., in "street name"), you should contact them if you desire to tender your shares. You will need to provide them with the instructions as to how to tender your shares included with this package.

         If you cannot deliver your shares or other required documents prior to the expiration date of this Offer, you may still tender your shares by signing and returning the Authorization Card, which includes a Statement/Affidavit For Lost Stock Certificates.

         You may also call Ms. Nino at (818) 909-6030 x 102 for additional information. See "Terms of Offer -- Procedure for Tendering Shares" for more detailed instructions.


Q:       HOW MUCH TIME DO I HAVE TO TENDER MY SHARES?
A: You may tender your shares at any time until 5:00 p.m. Eastern Time on Thursday, January 15, 2009. We may further extend the Offer or waive any unfulfilled condition in our sole discretion.

Q:       HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
A: If the Offer is extended past January 15, 2009, we will make a public announcement of the new expiration date no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced expiration date.

Q:       UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDER SHARES?
A: You can withdraw tendered shares at any time prior to the expiration date, January 15, 2009. If this expiration is further extended, you can withdraw tendered shares at any time prior to the new expiration date. You may also withdraw tendered shares which have not been accepted for payment within 20 business days of the expiration or extension of the Offer.

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Q:       HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
A: You can withdraw shares that you have already tendered by sending the timely notice of withdrawal to the Company at its principal executive office, attention: Nancy Nino, at the address provided at the end of this Offer to Purchase.

Q:       WHAT IF I HAVE LOST MY STOCK CERTIFICATE?
A: If you have lost any or all of your stock certificate(s) evidencing your shares of common stock of the Company, and you wish to participate in the Offer, you may do so by signing and returning the Authorization Card, which includes a Statement/Affidavit For Lost Stock Certificates. By doing so, you will certify that you are the lawful owner of the shares represented by the certificate(s), you have made a diligent search to find the certificate(s) and will surrender them should you at any time find the certificate(s). For more information, please contact Ms. Nino at (818) 909-6030 x 102.

Q:       WHAT IS THE COMPANY'S PURPOSE IN MAKING THIS OFFER?
A. We are making the Offer in order to reduce the number of stockholders owning the Company's common stock. Since we have had under $10 million in total assets at the end of each of the last two fiscal years and anticipate having under that amount at the end of the current fiscal year, if, after this Offer, the number of record stockholders is less than 500, we intend to deregister our common stock under the Exchange Act. Moreover, we intend to spin-off our Technology Licensing business, via a stock dividend, to shareholders as a separate non-reporting company. As a result, we will no longer (and the spin-off company will not) be subject to the SEC's periodic reporting requirements or its proxy rules and regulations. In addition, we will no longer (and the spin-off company will not) be subject to additional reporting and audit requirements adopted under the Sarbanes-Oxley Act with respect to public companies. We anticipate that our no longer being subject to (and the spin-off company not being subject to) public reporting requirements and other rules and regulations will result in significant cost savings and will permit management to focus better on its business opportunities.

         Also, we believe that this Offer will provide an economical means for small holders of our common stock to sell at a premium to current prices without incurring brokerage commissions.

Q:       WILL THE COMPANY REMAIN A PUBLIC COMPANY AFTER THE COMPLETION OF THIS
         OFFER?

A: If this Offer results in the number of our stockholders of record falling below 500, we anticipate that we will terminate the registration of our common stock under the Exchange Act. If, after the completion of this Offer, there are 500 or more stockholders of record remaining, the Company's Board of Directors will likely consider other options to reduce the number of stockholders below 500 and deregister if the Board determines it is in the best interests of the Company. Once the Company deregisters from the Exchange Act, our common stock will not be eligible for quotation on the OTCBB. Thereafter, our common stock may be quoted in the "pink sheets," but we cannot predict whether or when this will occur or the liquidity of the market which will thereafter exist for our common stock. As a result, it may become even more difficult for our remaining stockholders to sell their shares. Moreover, we intend to effect the spin-off of our Technology Licensing business such that shareholders will received restricted shares of the spin-off company so that no trading market will develop for the common stock of the spin-off company.

Q:       HOW WILL THE COMPANY PAY FOR THE SHARES OFFERED?

A. The Company will pay for any tendered shares out of its cash and liquid assets. The Company will not borrow any funds to pay for the purchase price of the tendered shares. We have sufficient paid in capital to pay for all shares of our common stock which are eligible to be tendered at the price offered.

Q:       CAN THE COMPANY AMEND THE TERMS OF THE OFFER?

A. Yes. The Company reserves the right, in its sole discretion, to amend the Offer in any respect. The Company will announce any amendment to the Offer by making a public announcement of the amendment.

Q: DID THE BOARD OF DIRECTORS RECEIVE ANY FAIRNESS OPINIONS OR SIMILAR REPORTS REGARDING THE FAIRNESS OF THE OFFER?

A: The Board of Directors did not receive any fairness opinion from outside financial advisors due to the fact that this is a voluntary offer for a limited number of shares at a premium above the last reported market price.

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Q:       WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE
         OFFER?

A: Generally, you will be subject to United States federal income taxation when you receive cash from the Company in exchange for the shares you tender. Your tender of shares may also qualify as a taxable transaction for state, local, foreign and other tax purposes as well. Please consult with your personal tax advisor to determine the federal, state, local, and foreign tax consequences of sales made by you pursuant to the Offer in view of your own particular circumstances before tendering your shares. See "Special Factors -- Certain United States Federal Income Tax Consequences."

Q:       WHO CAN I CONTACT IF I HAVE ADDITIONAL QUESTIONS ABOUT THE OFFER?

A: If you have any additional questions, you may contact Ms. Nino at (818) 909-6030 x 102 (telephone) or (818) 909-6070 (facsimile).

                                 SPECIAL FACTORS

BACKGROUND OF TENDER OFFER

We were originally incorporated as "Prologue" under the laws of the State of Utah on October 14, 1982, and were engaged in the petroleum sales and marketing business until 1994. From 1994 until December 4, 2003, we had no operations or employees and owned no real estate. In December 2003, we merged with uWink, Inc., a Delaware corporation (now our renamed, wholly-owned subsidiary uWink California, Inc. (uWink California)), and changed our name to "uWink, Inc". In July 2007, we changed our state of incorporation from Utah to Delaware by merging with a Delaware corporation that was initially our wholly-owned subsidiary.

We are an entertainment and hospitality software company. We also operate a casual, full service interactive restaurant concept named "uWink" that incorporates and showcases our entertainment and hospitality software. We currently operate three uWink restaurants.

We operate in two business segments: Technology Licensing (which is conducted out of our wholly-owned subsidiary uWink Interactive, Inc. (uWink Interactive)) and Restaurant Operations (which is conduced out of uWink California). Our Technology Licensing business licenses our proprietary software platform to third party operators and resells the touch screen terminals and server/network hardware required to run our software. Our Restaurant Operations business operates the uWink restaurant concept, including our three uWink restaurants.

There are approximately 550 stockholders of record who owned 12,685,247 shares of our common stock on the record date. However, approximately 66% of these shares are held by brokerage accounts in "street name", so that the number of actual beneficial owners of common stock exceeds the number of holders of record.

Our common stock is sporadically or "thinly" traded on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. On approximately 110 days during 2008, the daily trading volume in our common stock was under 10,000 shares and, on approximately 200 days during 2008, the daily trading volume was under 50,000 shares.


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The market for our common stock is also characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price would continue to be more volatile than a seasoned issuer for the indefinite future. Over the 52 week period ended on the record date, the closing price of our common stock has ranged from $0.08 per share to $1.98 per share. The closing price of our common stock on the record date was $0.15 per share. The volatility in our share price is attributable to a number of factors. First, as noted above, our common stock is sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of profits to date, lack of capital to execute our business plan, and uncertainty of future market acceptance for our products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may affect the market price of our common stock, regardless of our operating performance.

Furthermore, so long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock is also subject to the "penny stock" rules. Over the 52 week period ended on the record date, the closing price of our common stock has ranged from $0.08 per share to $1.98 per share. The closing price of our common stock on the record date was $0.15 per share. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

As a result of the foregoing factors, our Board of Directors believes that our stockholders have been limited (and would continue to be limited) in recognizing the primary benefit that should be available to stockholders of a publicly traded company, which is the ability to buy and sell stock in a liquid market in which accurate and timely pricing information is readily available.

Another potential advantage of being a publicly traded institution is the ability to access public capital markets to meet additional capital needs. However, our Board of Directors believes that, in light of the unprecedented dislocations in the U.S. capital markets, there currently is no viable U.S. public capital market for early stage companies like ours (nor is there likely to be for the foreseeable future).

Although our stockholders are provided some benefit from our being a publicly traded company, we feel that our compliance with increasingly stringent reporting and auditing requirements creates many disadvantages to offset this benefit. As a "reporting company" under the Exchange Act, we are obligated to prepare and file with the SEC annual, quarterly and other reports and proxy statements. In the wake of the Enron and WorldCom scandals, we are subject to increased and constantly changing regulatory requirements under the Sarbanes-Oxley Act. Compliance with these SEC reporting and audit requirements and increased regulatory restrictions diverts the time of senior management and financial staff from other Company business. Also, as a result of these increased and changing legislative requirements, outside legal, auditing and accounting costs continue to rise and will continue to rise in the future. Smaller publicly traded institutions, like ours, have more difficulty absorbing these costs and resource allocations than larger publicly traded institutions since they represent a larger portion of our revenues.

Moreover, the directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these concerns, directors and management are also becoming increasingly concerned with the availability of directors and officers' liability insurance to pay on a timely basis the costs incurred in defending stockholder claims. Directors and officers liability insurance has recently become much more expensive and difficult to obtain than it had been. The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks. As a result of these factors, if we were to remain a reporting company we would have a more difficult time attracting and retaining management and outside independent directors.

In addition to the other factors discussed in this document, our Board of Directors has proposed the Offer specifically at this point in time for the following reasons: Our Board of Directors believes, based on its business judgment in light of its understanding of reports published in the mainstream and business press, that, as a result of the deterioration in the U.S. capital markets during 2008 (particularly in the last half of 2008), there currently is no viable U.S. public capital market for early stage companies like ours; nor is there likely to be for the foreseeable future.

Following the opening of our third uWink restaurant in September 2008, our strategy is to operate our Restaurant Operations business from internally generated cash flow and our Board of Directors believes that eliminating the annual costs of being a public company will enhance our ability to execute on that strategy.

Our Board of Directors believes that our Technology Licensing business has emerged as a viable standalone business during the latter half of 2008 and that the Technology Licensing business requires growth capital. Based on its business judgment in light of its understanding of general business practice regarding the financing of early stage technology companies as well as its assessment of the general non-viability of the U.S. public company financing markets, our Board of Directors believes that the most viable means of attracting growth capital for an early stage technology business like our Technology Licensing business is if it operates as a standalone private company. This is so because technology companies generally appeal to a different set of investors (with different investment objectives and structures) than do restaurant businesses and because early stage technology businesses generally appeal to private-company investors rather than public-company investors. Moreover, a lower, non-reporting co st structure is more attractive to early stage technology company investors. Therefore, our Board of Directors believes that our ability to raise investment capital for our Technology Licensing business is dependant on the success of the Offer, and the resulting ability to deregister and effect the spin-off as a non-reporting company.

PURPOSES OF THE OFFER

The Board of Directors has proposed the Offer for the following purposes:

BECOME A NON-REPORTING COMPANY. Since we have had under $10 million in total assets at the end of each of the last two fiscal years and anticipate having under that amount at the end of the current fiscal year, if, at the conclusion of this Offer, the number of Company stockholders of record is less than 500, the Board of Directors intends to deregister the Company's common stock with the SEC. This will allow the Company to no longer be subject to the periodic reporting and proxy solicitation requirements of the Exchange Act, and the administrative burdens associated with such requirements will be reduced significantly. As a result, the Company's management will be able to better focus on its business activities, including any long-term business strategies as well as the needs of our customers and remaining stockholders. Also, the Company will not be subject to increasing costs associated with its compliance with the Exchange Act and additional laws and regulations resulting from the Sarbanes-Oxley Act. If the Company continues to have more than 500 record stockholders after this Offer is completed, the Board of Directors may explore other alternatives to reduce the number of Company stockholders to allow the Company to deregister with the SEC.

SPIN-OFF OUR TECHNOLOGY LICENSING BUSINESS TO SHAREHOLDERS AS A SEPARATE NON-REPORTING COMPANY. We currently operate in two business segments: Technology Licensing (which is conducted out of our wholly-owned subsidiary uWink Interactive, Inc.) and Restaurant Operations (which is conduced out of our wholly-owned subsidiary uWink California, Inc.). Once we become a non-reporting company, we intend to spin-off our Technology Licensing business, via a stock dividend, to our shareholders as a separate non-reporting company, as described below.

We are still in the early stages of the development of each of our operating businesses and our Board of Directors believes that spinning off our Technology Licensing business, and concurrently eliminating the costs associated with being a reporting company for each of our operating businesses, will improve the prospects for raising growth capital for our Technology Licensing business (because technology companies and restaurant companies generally appeal to different types of investors, with different investment structures, early stage technology companies like ours generally appeal to private-company investors rather than public company investors and because the overall cost structure for each of our operating businesses will be lower once we eliminate the costs of being a reporting company). See "Special Factors -- Background of Tender Offer."

Once we deregister, we intend to effect the spin-off of our Technology Licensing business as follows:

We will distribute as a dividend one share of common stock of uWink Interactive, Inc. for each share of common stock of uWink, Inc. held. This distribution will be prorata to uWink. Inc. shareholders and will be without consideration from uWink, Inc. shareholders. Prior to the spin-off, we will provide uWink, Inc. shareholders with an information statement that describes the spin-off and the spin-off company and that substantially complies with Regulation 14A or Regulation 14C of the Exchange Act. As part of the spin-off, our current intention is to change the legal and trade names of the spin-off company to something other than "uWink".

Moreover, we intend that the Articles of Incorporation of the spin-off company will contain restrictions on transferability of the common stock that will prevent the company from having over 500 shareholders as well as effectively prevent a public market from developing in the spin-off company shares. The information statement will tell the holders about these transfer limits; the spun-off securities will have a legend on them that describes the transfer limits; and the spin-off company's stock transfer books will include stop transfer instructions that indicate the transfer limits.

Following the spin-off, uWink, Inc. will operate the Restaurant Operations business through its wholly-owned subsidiary uWink California, Inc.

As of the date of this document, company-wide we employ 16 corporate-level staff. In our Technology Licensing business we employ a CTO and 7 software engineers; and a VP of infrastructure and 2 other infrastructure development, installation, training and support personnel. In addition, our President/COO is predominantly engaged in the Technology Licensing business segment and our CEO, Controller and VP of sales/restaurant operations are partially allocated to the Technology Licensing business segment. A corporate-level bookkeeper is fully allocated to the Restaurant Operations business segment.

Following the spin-off, we expect that the Restaurant Operations business conducted by uWink, Inc. will be staffed as follows:

         o        our Chairman and CEO will continue in those roles;

         o our Controller will become the Chief Administrative Officer, with responsibility for all financial and accounting matters;

         o        we will continue to employ a corporate-level bookkeeper; and

         o at our restaurants, we will continue to employ an executive chef/manager and 5 other managers, each of whom earn an annual salary, and approximately 110 full-time and part-time non-managerial restaurant staff, who are generally compensated on an hourly basis.

We currently do not expect the uWink, Inc. Board of Directors to change as a result of deregistration or the spin-off.

Following the spin-off, we expect that the Technology Licensing business spin-off company will be staffed as follows:

         o our Chairman will also become Chairman of the spin-off company;

         o our President/COO will become CEO (with responsibility for all financial and accounting matters) of the spin-off company;

         o        our CTO will become CTO of the spin-off company;

         o our VP of sales/restaurant operations will become VP of sales of the spin-off company;

         o our VP of infrastructure will become VP of infrastructure of the spin-off company; and

         o the spin-off company will employ our current software engineering and infrastructure support staff.

Other than Chairman, we have not yet determined the final board of directors composition for the spin-off company. We intend to provide that information in the information statement to be distributed to shareholders describing the spin-off (to the extent determined at the time of the spin-off).

We expect that the spin-off company and uWink California will enter into a customary services agreement relating to technology services to be provided by the spin-off company to uWink California. We intend to describe this agreement in the information statement to be distributed to shareholders describing the spin-off.

We do not intend that the spin-off company receive material contributions of cash capital from uWink, Inc. As a result, we intend to seek outside private investment capital for the spin-off company to fund its operations. Our Board of Directors' believes that there currently is no viable U.S. public capital market for early stage companies like ours (nor is there likely to be for the foreseeable future). In addition, our Board of Directors believes that the most viable means of attracting growth capital for the Technology Licensing business is if it operates as a standalone non-reporting company, because technology businesses generally appeal to a different set of investors (with different investment objectives and structures) than do restaurant businesses and because a lower, non-reporting cost structure is more attractive to technology company investors. Therefore, we believe that our ability to raise investment capital for our Technology Licensing business is dependant on the success of the Offer, and the resulting ability to deregister and effect the spin-off as a non-reporting company.

We expect our operating cash needs for the spin-off company to be approximately $1.4 million for calendar 2009. As of the date of this document, we do not have a definitive corporate and capitalization structure for the post-financing spin-off company to report to shareholders, as we expect those to be finalized during the capital raising process. We intend to provide that information in the information statement to be distributed to shareholders describing the spin-off (to the extent determined at the time of the spin-off). See "Information About the Company - Summary Consolidated and Proforma Financial Information" below for pre-financing proforma financial information regarding the spin-off.

We do not currently have plans to seek material additional investment capital for the Restaurant Operations business.

COMPETE MORE EFFECTIVELY. Our Board of Directors believes that, once we deregister and spin-off our Technology Licensing business as a separate non-reporting company, each of our operating businesses will be able compete more effectively in its markets. Most of our competitors in the interactive hospitality software market are non-reporting companies and thus are not subject to the expenses and other burdens of being a public reporting company. Of those few that are reporting companies, virtually all have much larger revenue bases and are thus better able to bear the expenses and other burdens of being a public reporting company. Similarly, most of our restaurant competitors are either reporting companies with much larger revenue bases or non-reporting companies that operate free of public reporting company costs.

REDUCE EXPENSES ASSOCIATED WITH ADMINISTERING SMALL STOCKHOLDER ACCOUNTS. The expense of administering accounts of small stockholders is disproportionate to their ownership interest in the Company. As of the record date, we estimate that we had approximately 360 stockholders of record that held 99 or and fewer shares and 445 stockholders who beneficially owned 99 or fewer shares (of those 360 record shareholders we estimate that approximately 230 own fewer than 10 shares). These eligible record and beneficial stockholders hold an approximate aggregate of 23,000 shares of our common stock. As a result, these odd-lot owners hold approximately 0.2% of all of our common stock. A disproportionate amount of our administrative expense relating to stockholder accounts and reporting requirements are attributable to those stockholders holding less than 0.2% of our issued and outstanding stock. Even if the record stockholder base does not fall below 500, we believe that every tender by a qualified odd-lot stockholder will reduce our expenses going forward.

PROVIDE CERTAIN STOCKHOLDERS THE OPPORTUNITY TO SELL SHARES AT A PREMIUM WITHOUT INCURRING BROKERAGE COMMISSIONS. Although quoted on the OTCBB, the trading market for our common stock is not very liquid. As a result, it may be difficult for some stockholders to dispose of their shares when they choose. Stockholders holding small amounts of common stock may find it uneconomical to dispose of shares due to minimum brokerage commissions which are often charged. This Offer will permit those stockholders to directly tender small amounts of shares at a premium without paying minimum brokerage commissions.

OUR REASONS FOR PURSUING THE ODD-LOT OFFER RATHER THAN OTHER ALTERNATIVES

We believe that this odd-lot Offer is currently our best strategy to achieve the objectives discussed in "Purposes of the Offer" above. While considering this issue, the Board of Directors also considered other alternatives to reduce the number of record stockholders to less than 500. These other considerations included (i) a tender offer made available to all holders of common stock (rather than those odd lot holders owning 99 shares or less) and (ii) a reverse stock split or cash out merger.

Specifically, the Board of Directors investigated the possibility of making a tender offer to purchase a set number of shares of common stock from each stockholder (e.g., 200 shares per stockholder). However, it is our understanding that this proposed format of a tender offer is not permitted under Exchange Act rules and regulations. The Company also considered making a tender offer for a fixed number of total shares to all Company stockholders. However, we were concerned that this type of tender offer would result in an oversubscription by participating stockholders. If such an offer was oversubscribed as a result of larger stockholders tendering their shares, we would be required to purchase shares from all tendering stockholders on a pro rata basis. As a result, the number of stockholders would not be reduced, and we would not accomplish our objectives. In addition, the general tender offer could ultimately prove to be more costly than the odd-lot offer.

We also considered employing a reverse stock split, cash out merger or similar transaction. Under these alternatives, stockholders who own fewer than an established number of shares would be "cashed out" and forced to sell their shares at a pre-determined price, subject to certain rights arising by law. The primary advantage of the reverse stock split, cash out merger or similar transaction is that if it is approved by a vote of the stockholders, the success of reducing the number of stockholders and deregistering is much more certain. However, the Board did not view this alternative as comparably attractive, primarily since it would not be voluntary for participating stockholders. Also, a reverse stock split impacts all stockholders rather than just the target group. This would leave many stockholders holding fractional shares. Because an odd-lot tender offer avoids these disadvantages, we decided it would be the best initial strategy to reduce the number of stockholders. Also, this Offer permits us to attempt to achieve the purposes of the Offer discussed above. If, however, we are not successful in reducing the number of stockholders below 500, we may once again consider these and other alternatives.

We also considered remaining a public company. However, if we remained a public company we would continue to incur the significant expenses of being an SEC reporting company without enjoying the benefits traditionally associated with SEC reporting company status, particularly raising capital in the public markets and stock liquidity. Therefore, although our stockholders are provided some benefit from our being a publicly traded company, our Board of Directors believes that these disadvantages outweigh the benefits of being a publicly traded company. As a result, our Board of Directors rejected this alternative. For a detailed discussion of the benefits and disadvantages to unaffiliated non-tendering holders considered by the Board of Directors, see "Determination Of Fairness Of Offer By Our Board Of Directors."


EFFECTS OF THE TENDER OFFER

At the record date, there were approximately 550 record holders of our common stock. At that date, approximately 360 of the record holders and 445 beneficial owners held 99 or fewer shares of our common stock and, as a result, are eligible to participate in this Offer. We calculate that if approximately 15% or more of our eligible record holders participate in the Offer, there will be less than 500 record stockholders. Participation by eligible beneficial owners will not necessarily reduce the number of our record stockholders. If upon the expiration of the Offer an insufficient number of record stockholders have tendered their shares to reduce the number of stockholders to less than 500, we may extend the Offer to allow eligible stockholders additional time to participate. Also, whether or not we extend the Offer, if we continue to have 500 or more record stockholders, we may make an additional offer to purchase shares of our common stock held by stockholders that continue to own 99 or fewer shares. We may or may not also explore other alternatives to reduce the number of stockholders, including a reverse stock split or cash out merger.

If this Offer results in the number of our stockholders of record falling below 500, we will be eligible to deregister our common stock with the SEC, and we currently intend to do so promptly thereafter. In addition, we intend to effect the spin-off following deregistration. Once we terminate the registration of our common stock under the Exchange Act, we will no longer (and the spin-off company will not) file current and periodic reports with the SEC. We will also no longer (and the spin-off company will not) be subject to the proxy requirements of the Exchange Act. In addition, following deregistration, our (and the spin-off company's) directors, executive officers and persons owning more than 10% of our outstanding shares will no longer be subject to the reporting and short-swing trading requirements of Section 16 of the Exchange Act. As a result, the amount of information provided to stockholders after deregistration may be less than the amount currently supplied. It will be more difficult for stockholders to obtain information about us or the spin-off company. We (and the spin-off company) also currently intend to provide our remaining stockholders with copies of annual unaudited financial statements after we become a non-reporting company. This information will not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders. We (and the spin-off company) will also continue to be subject to federal and state antifraud laws, rules and regulations.

If we terminate our registration of the common stock with the SEC, we will no longer be eligible to have our stock quoted on the OTCBB. Our common stock may thereafter be quoted in the Pink Sheets Electronic Quotation System, but we cannot guarantee whether or when this will occur. We also cannot guarantee that an active market will exist for the remaining shares of our common stock. As a result, the limited trading market for our common stock may make it more difficult for holders to dispose of their shares. However, our common stock is thinly traded. As a result, the amount of liquidity lost from no longer being quoted on the OTCBB may not be as significant as it would be for other publicly traded institutions. There will be no trading market for the common stock of the spin-off company.

We anticipate that deregistration of our common stock will, based upon expenses incurred for the most recently completed fiscal year, result in estimated annual cost savings of approximately $190,000, which is attributable to the following cost savings:


         Accounting fees related to SEC work                        $  75,000
         Additional outside consulting for internal controls           50,000
         Legal fees related to SEC work                                25,000
         Investor communications                                        5,000
         Transfer agent fees                                           10,000
         Additional insurance premiums                                 10,000
         News releases and public relations                            10,000
         Printing fees                                                  5,000
                                                                    ----------
         TOTAL                                                      $ 190,000
                                                                    ==========

The time devoted by the management of the Company to tasks associated with public reporting and the associated cost will also be eliminated.

Although we intend to deregister our common stock under the Exchange Act if the number of record stockholders owning the Company's common stock falls below 500 at the completion of the Offer, and then effect the spin-off, there is no guarantee that this will be the result of the Offer. If upon the expiration of the Offer an insufficient number of record stockholders have tendered their shares to reduce the number of record stockholders owning the Company's common stock to less than 500, we may extend the expiration date of the Offer to allow eligible stockholders additional time to participate. Also, whether or not we extend the Offer, if we continue to have 500 or more record stockholders owning the Company's common stock, we may make an additional offer to purchase shares of our common stock held by stockholders that continue to own 99 or fewer shares. We may also explore other alternatives to reduce the number of stockholders, including another tender offer (either to all holders or odd-lot holders only), a reverse stock split or other transaction, and, if the Board of Directors continues to believe that deregistration remains in the best interests of the Company, the termination of the registration of our common stock under the Exchange Act. It is possible that if the Company were to pursue one of these alternatives the offering price in such transaction could be higher or lower than the offering price for the Offer. In the event our common stock record holders are not reduced to below 500, we will continue to be a publicly traded company subject to the reporting requirements of the Exchange Act and the SEC and we may not effect the spin-off, although we may also explore alternative ways of effecting the spin-off in the event uWink, Inc. remains a reporting company. Exchange Act compliance will require management time that would otherwise would be applied to the conduct of other aspects of the business and would require the Company to incur the ongoing costs identified above. The Board of Directors considered these ramifications when determining to make the Offer.

Accounting Treatment
--------------------

Shares of common stock purchased under this Offer will be retained as treasury stock and may be restored to the status of authorized and unissued shares. If all eligible stockholders participate in this Offer, we expect to pay approximately $27,600 in the aggregate to purchase these shares, including the $20.00 payment to each stockholder to reimburse our annual servicing cost. We estimate expenses relating to the Offer to be an additional $10,000. As a result, we do not believe the completion of this Offer will have any material affect on our financial condition or results of operations. Purchases of stock and reimbursement of our estimated annual servicing costs will be funded with our cash and other liquid assets. We do not anticipate borrowing any funds to purchase shares in connection with this Offer.

The record and beneficial stockholders who are eligible to participate in this Offer hold approximately 23,000 shares of the Company's common stock. This represents 0.2% of the total number of currently issued and outstanding shares. As a result, we do not anticipate any material impact on the relative stock ownership of the remaining stockholders.

The expected changes in our business, executive officers and Board of Directors if we deregister and effect the spin-off are described above under "Special Factors -- Effects of Tender Offer -- Spin-off our Technology Licensing Business to Shareholders as a Separate Non-Reporting Company."

Tendering stockholders will no longer have the opportunity to vote their shares or participate in the potential growth of the Company or dividends paid by the Company. Conversely, tendering stockholders will not face the risk of any decrease in the value of the Company's common stock. Tendering stockholders will not have the opportunity to receive shares in the spin-off company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Neither the Company nor any non-tendering stockholder is expected to incur any United States federal income tax liability as a direct result of the completion of this Offer. If you tender your shares in this Offer, your receipt of cash in exchange for your shares will be a taxable transaction for United States federal income tax purposes. The transaction may also qualify as a taxable transaction for state, local and foreign taxation purposes.

IN GENERAL, IF YOU ARE AN INDIVIDUAL (I) WHO IS A UNITED STATES CITIZEN, (II) WHO HAS PURCHASED THE SHARES IN THE COMPANY AS AN INVESTMENT AND NOT AS PART OF A STRADDLE OR HEDGING OR CONVERSION TRANSACTION, (III) WHO IS SELLING ALL OF HIS OR HER SHARES HELD IN THE COMPANY, AND (IV) WHO IS NOT AFFILIATED WITH ANY OTHER PERSON OR ENTITY WHO WILL OWN SHARES IN THE COMPANY AFTER THE OFFER IS COMPLETED (A "TYPICAL STOCKHOLDER"), THE COMPANY EXPECTS THAT YOU WILL BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AS IF YOU HAD SOLD YOUR SHARES FOR THE CASH PAID BY THE COMPANY. YOU WOULD RECOGNIZE GAIN OR LOSS IN THE SALE IN AN AMOUNT EQUAL TO THE AMOUNT BY WHICH THE CASH YOU RECEIVE FROM THE COMPANY EXCEEDS OR IS LESS THAN YOUR TAX BASIS IN THE SHARES SOLD TO THE COMPANY. THE GAIN OR LOSS WOULD CONSTITUTE A CAPITAL GAIN OR LOSS THAT WOULD BE CLASSIFIED AS LONG TERM OR SHORT TERM CAPITAL GAIN DEPENDING UPON HOW LONG YOU HAVE HELD THE SHARES. IF YOU HAVE HELD THE SHARES FOR MORE THAN ONE YEAR, THE GAIN OR LOSS WOULD BE LONG TERM; OTHERWISE THE GAIN OR LOSS WOULD BE SHORT TERM. LONG TERM CAPITAL GAIN IS CURRENTLY SUBJECT TO A SIGNIFICANTLY LOWER MAXIMUM TAX RATE THAN SHORT TERM CAPITAL GAIN OR ORDINARY INCOME. WHILE A CAPITAL LOSS MAY GENERALLY BE USED TO OFFSET OTHER CAPITAL GAINS, A CAPITAL LOSS CAN BE USED TO OFFSET ONLY A VERY LIMITED AMOUNT OF ORDINARY INCOME.

If you do not fit within the definition of Typical Stockholder, you may be subject to United States federal income tax consequences different from or in addition to those described in the preceding paragraph. Even stockholders who do fit within the definition of Typical Stockholder may be subject to particular circumstances which may make them subject to United States federal income tax consequences that are different from or in addition to those described above. In either case the differences may be material.

Please also review the discussion entitled "Terms of The Offer -- Procedure for Tendering Shares -- Backup U.S. Federal Income Tax Withholding."

THE FOREGOING DISCUSSION IS BASED ON EXISTING UNITED STATES FEDERAL INCOME TAX LAWS WHICH ARE SUBJECT TO CHANGE, AND ANY CHANGE MAY HAVE A RETROACTIVE EFFECT. THE FOREGOING DISCUSSION IS PROVIDED FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT CONSTITUTE LEGAL, ACCOUNTING, OR OTHER PROFESSIONAL ADVICE OR A GUARANTEE OF TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER. EACH STOCKHOLDER IS EXPECTED AND ENCOURAGED TO CONSULT THE STOCKHOLDER'S OWN QUALIFIED TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES (FEDERAL, STATE, LOCAL, AND FOREIGN) TO THE STOCKHOLDER OF TENDERING SHARES PURSUANT TO THE OFFER.

We expect that neither the Company nor any non-tendering stockholder will incur any United States federal income tax liability as a direct result of the completion of the spin-off. The tax consequences of the spin-off will be described in the spin-off information statement.

DETERMINATION OF FAIRNESS OF OFFER BY OUR BOARD OF DIRECTORS

For reasons discussed below, the Board of Directors believes that this Offer is fair to all stockholders of the Company, including all unaffiliated stockholders, whether or not such stockholders are eligible to participate in this odd-lot Offer. This belief is based on the Board of Directors' knowledge of the Company's business as well as other factors.

Specifically, the Board of Directors believes that this Offer is fair to eligible stockholders for the following reasons:

         o This Offer is voluntary. Eligible stockholders are not required to tender their shares.

         o The Offer purchase price is at a premium to current trading prices. We are offering to pay $0.50 for each share of common stock tendered under this Offer, which represents a $0.35, or 233%, premium over the last share sales price for our common stock reported on the OTCBB on the record date. We are also offering an additional payment of $20.00 to each stockholder who accepts this Offer.

         o The Offer purchase price is higher than any traded price since October 3, 2008.

         o Eligible stockholders who directly tender their shares to the Company may avoid brokerage commissions that they would otherwise be incurred if the shares were sold in an open market transaction.

         o This Offer provides eligible stockholders an opportunity to sell their shares at a premium in a market which has not evidenced great liquidity. However, these benefits must be weighed against the fact that tendering stockholders will no longer benefit from future earnings and growth in the Company or our common stock.

THESE BENEFITS, HOWEVER, MUST BE WEIGHED AGAINST THE FACT THAT TENDERING STOCKHOLDERS WILL NO LONGER BENEFIT FROM ANY FUTURE EARNINGS AND GROWTH IN THE COMPANY OF OUR COMMON STOCK; CONVERSELY, THEY WILL NO LONGER BEAR THE RISK OF DECREASED EQUITY VALUE.

In determining a fair and equitable price for the Offer to tendering stockholders, the Board of Directors considered a number of factors, including current market prices, historical stock prices for the Company and trading volume activity. Additionally, in determining the price to be paid for tendered shares in the Offer, the Board of Directors considered the premium it represented over the current market price and took into account the Company's financial performance to date and estimates for 2009. It also considered the prices at which an offer for so few shares per odd-lot holder may become compelling enough for those eligible to participate to consider taking the time to do so.

In setting the Offer price, the Board determined to set a fair price for eligible holders that would be motivating but also considered that that price had to fair to unaffiliated non-tendering holders after taking into account the effects of the purchase price on the Company. In making this determination, the Board considered an Offer price range of $0.50 to $1.00 per share. An Offer price below that range was considered to be at an insufficient premium to the current market price (and in light of historical prices) and likely to provide insufficient motivation for odd-lot holders to tender. An Offer price above that range was considered to be an excessive premium to the current market price and excessive overall cash cost to the Company, given the voluntary nature of the Offer, combined with the significant premium to the current market price as well as the premium to book value. In addition, the Board considered that tendering holders would receive an additional $20.00 payment and may also be able to avoid brokerage commissions. In considering prices within the $0.50 to $1.00 range, the Board weighed the premium to current market and book value (in light of historical prices) required to motivate eligible holders in a voluntary transaction (taking into account the $20.00 payment and potential for avoiding brokerage commissions) against the aggregate cash cost of the various potential Offer prices within the range. Ultimately, the Board concluded that an Offer price of $0.50 per share struck the appropriate balance between motivation to eligible holders and aggregate cash cost to the Company and thus represented the appropriate balance between Offer price fairness and motivation for tendering holders and Offer price fairness to unaffiliated non-tendering holders.

In making its fairness determination for tendering holders, the Board of Directors also carefully considered the following factors:

         o CURRENT AND HISTORICAL MARKET PRICES. The current and historical market prices were important considerations for the Board of Directors. The market price for a share of common stock over the 52-weeks ended December 1, 2008 has ranged between approximately $0.08 and $1.98. The $0.50 per share price to be paid for tendered shares in the Offer represents a $0.35 per share, or 233%, premium over the current market price as of the close of business on the record date for the Offer. The Board considered that historical prices for our common stock had generally been higher than the Offer price, as evidenced by the range of high closing prices for our common stock of $0.95 to $1.73 during the first three quarters of 2008. Ultimately, the Board concluded that the $0.50 Offer price would be motivating to eligible holders and was fair, despite generally higher historical prices, given the voluntary nature of the Offer, combined with the significant premium to the current market price as well as the premium to book value described below. In addition, the Offer price is higher than any traded price since October 3, 2008, tendering holders will receive an additional $20.00 payment and may also be able to avoid brokerage commissions.

         o SERVICING COST REIMBURSEMENT. The additional payment of $20.00 to each stockholder who accepts the Offer represents a reimbursement of our estimated annual servicing costs (transfer agent, proxy statements, etc.) for each stockholder of record. It is not based on the number of shares held as of the record date. In determining the fairness of the Offer, the Board determined that it was appropriate to allow odd-lot stockholders to receive this one-time benefit for taking the time to accept the Offer. Otherwise, the cost would have to be incurred by the Company.

         o BOOK VALUE. As of September 30, 2008, the net book value per share of our common stock was $0.31. The $0.50 offer price therefore represents a substantial benefit to holders who are eligible to participate in the Offer and receive value for their shares otherwise not available to them.

         o LIQUIDATION VALUE. In determining the fairness of the Offer to tendering holders, the Board of Directors did not attempt to establish the liquidation value of the Company. The Board of Directors determined that such a valuation would not be material to its decision in light of the fact that the Company does not intend to liquidate, and that, other than the spin-off, the Offer will not materially affect the Company's operations or business.

         o GOING CONCERN. The Board of Directors did not assign a "going concern" value to the Company's common stock. A going concern is an attempt to value a company as an operating business. It is often expressed as the present value of future earnings of a company in the context of the returns an investor could expect to receive on the investment over a future period. The Board of Directors determined that the cost of such a valuation far outweighed any benefit and that the valuation would not be material to its discussion concerning whether the Offer was fair to tendering stockholders because the Company itself was not for sale, and only a small percentage of the Company's stock may be repurchased in the Offer.

The above discussion is intended to describe the factors upon which we based our determination that the Offer is fair to tendering stockholders. In reaching this determination that the Offer is fair to tendering stockholders, our Board of Directors considered all factors as a whole and did not assign specific weight to particular factors. Individual directors may have given different weight to these factors. However, none of the factors that our Board of Directors considered led the Board to believe that the Offer is unfair to tendering stockholders.

Our Board of Directors believes that the Offer is also fair to unaffiliated stockholders who are not eligible to participate or who otherwise decide not to tender. This belief is based on the Board's consideration of the following material factors:

         o If we are able to terminate the registration of our common stock under the Exchange Act, we believe that the cost savings will benefit those unaffiliated stockholders who did not participate in the Offer. These cost savings include known and unknown expenses which will be incurred by public companies under the Exchange Act and Sarbanes-Oxley Act. We estimate these cost savings at $190,000 annually. Also, management will be able to better focus its resources on operating the Company's business. These cost savings and increase in focus should enhance our ability to increase the Company's profitability and our ability to operate the Restaurant Operations business from internally generated cash flow. Even if the Company continues to have more than 500 record stockholders after the completion of this Offer, we will eliminate certain administrative expenses related to the small stockholders who tendered their shares pursuant to this Offer.

         o Once we deregister and spin-off our Technology Licensing business as a separate non-reporting company, each of our operating businesses will be able compete more effectively in its markets. Most of our competitors in the interactive hospitality software market are non-reporting companies and thus are not subject to the expenses and other burdens of being a public reporting company. Of those few that are reporting companies, virtually all have much larger revenue bases and are thus better able to bear the expenses and other burdens of being a public reporting company. Similarly, most of our restaurant competitors are either reporting companies with much larger revenue bases or non-reporting companies that operate free of public reporting company costs.

         o Spinning off our Technology Licensing business, and concurrently eliminating the costs associated with being a reporting company will improve the prospects for raising growth capital for our Technology Licensing business as a standalone private company (because early stage technology companies generally appeal to private-company investors rather than public-company investors and technology companies and restaurant companies generally appeal to different types of investors, with different investment structures, and because the overall cost structure for the Technology Licensing business will be lower once we eliminate the costs of being a reporting company).

THE BOARD WEIGHED THESE BENEFITS AGAINST THE FOLLOWING DISADVANTAGES TO UNAFFILIATED NON-TENDERING HOLDERS:

LIMITED LIQUIDITY. If our common stock is no longer subject to the Exchange Act reporting requirements, we will no longer be eligible to have our stock quoted on the OTCBB. This could adversely effect the liquidity, trading volume and marketability of our common stock held by unaffiliated non-tendering holders, even further than currently existing. However, we believe that this is mitigated by the fact that our common stock is a thinly-traded, "penny stock". Also, although we cannot guarantee how and when it will occur, our stock may be quoted in the Pink Sheets Electronic Quotation System. Moreover, unaffiliated non-tendering holders will have virtually no liquidity in the shares of the spin-off company as we intend to effect the spin-off of our Technology Licensing business such that shareholders will receive restricted shares of the spin-off company so that no trading market will develop for the common stock of the spin-off company.

REDUCTION IN COMPANY INFORMATION. If we succeed in deregistering our common stock with the SEC, we will no longer (and the spin-off company will not) be subject to the SEC reporting or proxy disclosure requirements. However, we (and the spin-off company) intend to continue to provide annual unaudited financial information to stockholders. In addition, following deregistration, our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

LIMITED OVERSIGHT. After deregistration, we will no longer (and the spin-off company will not) be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act.

CASH COSTS OF OFFER. We estimate that the maximum aggregate cash cost of the purchase price for tendered shares plus Offer expenses will be $37,600, which will be paid from funds on hand. As a result, immediately after the Offer, we will have less cash on hand than we would have had if the Offer did not occur. However, because of the small maximum cash cost, we do not believe the completion of the Offer will have any material affect on our financial condition or results of operations.

In determining a fair and equitable price for the Offer to unaffiliated non-tendering stockholders, the Board of Directors considered a number of factors, including current market prices, historical stock prices for the Company and trading volume activity. Additionally, in determining the price to be paid for tendered shares in the Offer, the Board of Directors considered the premium it represented over the current market price and took into account the Company's financial performance to date and estimates for 2009. It also considered the prices at which an offer for so few shares per odd-lot holder may become compelling enough for those eligible to participate to consider taking the time to do so.

In setting the Offer price, the Board determined to set a fair price for eligible holders that would be motivating but also considered that that price had to fair to unaffiliated non-tendering holders after taking into account the effects of the purchase price on the Company. In making this determination, the Board considered an Offer price range of $0.50 to $1.00 per share. An Offer price below that range was considered to be at an insufficient premium to the current market price (and in light of historical prices) and likely to provide insufficient motivation for odd-lot holders to tender. An Offer price above that range was considered to be an excessive premium to the current market price and excessive overall cash cost to the Company, given the voluntary nature of the Offer, combined with the significant premium to the current market price as well as the premium to book value. In addition, the Board considered that tendering holders would receive an additional $20.00 payment and may also be able to av oid brokerage commissions. In considering prices within the $0.50 to $1.00 range, the Board weighed the premium to current market and book value (in light of historical prices) required to motivate eligible holders in a voluntary transaction (taking into account the $20.00 payment and potential for avoiding brokerage commissions) against the aggregate cash cost of the various potential Offer prices within the range. Ultimately, the Board concluded that an Offer price of $0.50 per share struck the appropriate balance between motivation to eligible holders and aggregate cash cost to the Company and thus represented the appropriate balance between Offer price fairness and motivation for tendering holders and Offer price fairness to unaffiliated non-tendering holders.

In making its fairness determination for unaffiliated non-tendering holders, the Board of Directors also carefully considered the following factors:

         o CURRENT AND HISTORICAL MARKET PRICES. The current and historical market prices were important considerations for the Board of Directors. The market price for a share of common stock over the 52-weeks ended December 1, 2008 has ranged between approximately $0.08 and $1.98. The $0.50 per share price to be paid for tendered shares in the Offer represents a $0.35 per share, or 233%, premium over the current market price as of the close of business on the record date for the Offer. The Board considered that historical prices for our common stock had generally been higher than the Offer price, as evidenced by the range of high closing prices for our common stock of $0.95 to $1.73 during the first three quarters of 2008. Ultimately, the Board concluded that, relative to current and historical prices, the $0.50 Offer price would be motivating to eligible holders at an acceptable cash cost (with no material impact on financial condition or results of operations) to the Company and thus was fair to unaffiliated non-tendering holders.

         o SERVICING COST REIMBURSEMENT. The additional payment of $20.00 to each stockholder who accepts the Offer represents a reimbursement of our estimated annual servicing costs (transfer agent, proxy statements, etc.) for each stockholder of record. It is not based on the number of shares held as of the record date. In determining the fairness of the Offer, the Board determined that it was appropriate to allow odd-lot stockholders to receive this one-time benefit for taking the time to accept the Offer. Otherwise, the cost would have to be incurred by the Company. The Board concluded that this payment would be motivating to eligible holders, represented costs which would otherwise be borne by the Company and would result in an acceptable cash cost (with no material impact on financial condition or results of operations) to the Company and thus was fair to unaffiliated non-tendering holders.

         o BOOK VALUE. As of September 30, 2008, the net book value per share of our common stock was $0.31. The $0.50 offer price therefore represents a substantial benefit to holders who are eligible to participate in the Offer and receive value for their shares otherwise not available to them. However, because the overall maximum cash cost of the Offer is expected to be immaterial to the Company's financial condition and results of operations, the Board concluded that the Offer price relative to book value was also fair to unaffiliated non-tendering holders.

         o LIQUIDATION VALUE. In determining the fairness of the Offer to unaffiliated non-tendering holders, the Board of Directors did not attempt to establish the liquidation value of the Company. The Board of Directors determined that such a valuation would not be material to its decision in light of the fact that the Company does not intend to liquidate, and that, other than the spin-off, the Offer will not materially affect the Company's operations or business.

         o GOING CONCERN. The Board of Directors did not assign a "going concern" value to the Company's common stock. A going concern is an attempt to value a company as an operating business. It is often expressed as the present value of future earnings of a company in the context of the returns an investor could expect to receive on the investment over a future period. The Board of Directors determined that the cost of such a valuation far outweighed any benefit and that the valuation would not be material to its discussion concerning whether the Offer was fair to unaffiliated non-tendering stockholders because the Company itself was not for sale, and only a small percentage of the Company's stock may be repurchased in the Offer.

The above discussion is intended to describe the factors upon which we based our determination that the Offer is fair to unaffiliated non-tendering stockholders. In reaching this determination that the Offer is fair to unaffiliated non-tendering stockholders, our Board of Directors considered all factors as a whole and did not assign specific weight to particular factors. Individual directors may have given different weight to these factors. However, none of the factors that our Board of Directors considered led the Board to believe that the Offer is unfair to unaffiliated non-tendering stockholders.

This Offer was approved by the unanimous vote of our Board of Directors, including all of the directors who are not Company employees. Given the consensus of our Board of Directors that the Offer is fair to all stockholders, including all unaffiliated stockholders, who are eligible and not eligible to participate in the Offer, the Board did not appoint a committee of disinterested directors or obtain an unaffiliated representative to negotiate the terms of the Offer. The Board also did not obtain an unaffiliated representative to prepare any report, opinion or appraisal relating to the consideration, or the fairness of the consideration, to be offered pursuant to this Offer. Because of the very small size of this Offer and the premium of the purchase price offered over the market price on the record date, the Board determined that the engagement of an unaffiliated stockholder representative on behalf of unaffiliated stockholders was not practical or advisable.

Our Board of Directors also believes that the Offer is procedurally fair to tendering holders since it is voluntary. As a result, stockholders are entitled to make individual decisions based on their personal financial situation, personal risk tolerance or personal view of the Company.

Our Board of Directors concluded that the Offer is also procedurally fair to unaffiliated non-tendering holders, even though the Offer could result in our going private without a shareholder vote, because no vote of stockholders related to this Offer is required under Delaware or Federal law, and, if the Offer results in the number of our stockholders of record falling below 500, no stockholder vote on deregistration is required by Delaware or Federal law. In addition, no stockholder vote is required under Delaware law to approve the spin-off following deregistration. Moreover, the Board of Directors did not deem a vote of stockholders necessary given the circumstances of the transaction.

NEITHER WE NOR OUR BOARD OF DIRECTORS IS MAKING ANY SPECIFIC RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR SHARES IN THIS OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER OR NOT YOU WISH TO TENDER YOUR SHARES.

ENTITLEMENT TO DIVIDENDS

Stockholders who tender their shares in the Offer will still receive dividends declared by our Board of Directors prior to the close of this Offer (although we do not anticipate declaring any such dividends). However, if you tender your shares in connection with this Offer, you will not have any rights to receive dividends that may be declared after this Offer is completed. If you tender your shares in connection with this Offer, you will have no right to receive shares in the spin-off company.

We have not declared or paid any cash dividends on our common stock during the last two fiscal years and do not anticipate that we (or the spin-off company) will pay any cash dividends to holders of common stock in the foreseeable future.

POSSIBILITY OF SECOND TRANSACTION TO REDUCE THE NUMBER OF STOCKHOLDERS

If this Offer does not result in the Company having fewer than 500 stockholders of record, the Company, in its discretion, may consummate a second step transaction in which certain shares of common stock not purchased in this Offer would be exchanged for cash. The purpose of this second step would be to reduce the number of our record stockholders below 500 so that we would be eligible to deregister our common stock with the SEC. Such a second step transaction may employ a reverse stock split, cash out merger or similar transaction and may be subject to stockholder approval if it is to be conducted on an involuntary basis. In the event an involuntary second step transaction takes place, stockholders may or may not have dissenters' rights with respect to that transaction.

In addition, we, in our discretion, may explore alternative ways of effecting the spin-off in the event that we are unable to deregister our common stock with the SEC.

                               TERMS OF THE OFFER

GENERAL

We are offering to purchase all shares of our common stock held by stockholders who own 99 or fewer shares of our common stock as of the close of business on December 1, 2008, the record date. Properly tendered shares by these odd-lot stockholders will be purchased at $0.50 per share, which is a $0.35, or 233%, premium over the last share sales price of our common stock reported on the OTCBB prior to the record date. We are also offering an additional payment of $20.00 to each stockholder who accepts this Offer by January 15, 2009.

A proper tender will include delivery of a properly executed Authorization Card at the address provided on the Authorization Card. Payment for properly tendered shares will be made as soon as practicable upon the expiration of the Offer.

You may tender your shares only if you are the owner of record of 99 or fewer shares of our common stock. You are also eligible to participate in this Offer if you are the beneficial owner of the 99 or fewer shares held in "street name." These shares will often be held in a brokerage account maintained by you.

All questions about eligibility of any stockholder to participate in this Offer will be determined by us in our sole discretion. If you have questions regarding your eligibility as to this Offer, you may contact Ms. Nino at (818) 909-6030 x 102 (telephone) or (818) 909-6070 (facsimile).

Participation in this Offer is entirely voluntary. You may choose to continue to hold your shares and retain your rights as a stockholder, including the right to vote your shares and receive dividends to the extent dividends are declared by our Board of Directors. However, if you are a holder of 99 or fewer shares and you elect to accept this Offer, you must tender all of your shares. This Offer is also subject to the conditions discussed below. Only shares properly tendered and not properly withdrawn will be purchased.

We estimate that approximately 360 of our 550 stockholders of record plus approximately 445 beneficial stockholders are eligible to participate in this Offer. These eligible stockholders own approximately 23,000 issued and outstanding shares of our common stock. Assuming all of these stockholders elect to participate in the Offer, and the shares are properly tendered at the Offer price of $0.50 per share, the total cost to us for purchasing these shares will be approximately $27,600 (including the $20 additional payment). All purchases we make pursuant to this Offer will be funded with our cash and other liquid assets.

Because we are offering to purchase shares only from stockholders owning 99 or less shares of our common stock, this Offer constitutes an "odd-lot tender offer" and is being conducted pursuant to Rule 13e-4(h)(5) under the Exchange Act. Also, because at the completion of this Offer the number of stockholders of record might be reduced to below 500, this Offer also constitutes a "going-private transaction" and is being conducted in compliance with Rule 13e-3 under the Exchange Act.

CONDITIONS OF THE OFFER

THIS OFFER IS NOT CONDITIONED ON THE RECEIPT OF TENDERS FOR ANY MINIMUM NUMBER OF SHARES. WE WILL NOT ACCEPT ANY ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS. ALSO, ANY TENDER OF SHARES BY ANY ELIGIBLE STOCKHOLDER MUST BE FOR ALL OF YOUR SHARES. IF WE FAIL AT ANY TIME TO EXERCISE ANY OF THE FOREGOING RIGHTS, THAT FAILURE TO EXERCISE SHALL NOT CONSTITUTE A WAIVER OF THOSE RIGHTS. If A CONDITION IS TRIGGERED AND WE DECIDE TO PROCEED WITH THE OFFER ANYWAY THIS DECISION WILL BE CONSIDERED A WAIVER OF THE CONDITION. DEPENDING ON THE MATERIALITY OF THE WAIVED CONDITION AND THE NUMBER OF DAYS REMAINING IN THE OFFER, WE WILL BE REQUIRED TO EXTEND THE OFFER AND RECIRCULATE NEW DISCLOSURE TO SECURITY HOLDERS.

All conditions to the Offer, except those conditions subject to the receipt of government approvals, must be satisfied or waived at or before expiration of the Offer. We will not assert any condition to the Offer after the Offer's expiration.


EXPIRATION AND EXTENSION OF THE OFFER; AMENDMENT

The expiration date of this Offer is January 15, 2009, unless we elect to extend the Offer to a later date or terminate it earlier at our discretion. Your Offer documents must be received by Continental Stock Transfer & Trust Company no later than 5:00 p.m. Eastern Time on the expiration date, or at any date thereafter to which the Offer is extended by us.

We reserve the right, in our sole discretion, to extend the period of time during which the Offer is open and thereby delay acceptance of, and payment for, the shares tendered. Promptly following the expiration date, we will accept and pay for, and thereby purchase, shares promptly tendered and not properly withdrawn. We also reserve the right, in our sole discretion, to terminate the Offer subject to applicable law.

In addition, subject to compliance with applicable law, we further reserve the right to amend the Offer in any respect in our sole discretion. Amendments to the Offer may be made at any time and from time to time effected by public announcement. In the case of an extension, we intend to make such an announcement no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced expiration date. "Business Day" means any day other than a Saturday, Sunday or United States federal holiday. We intend to make any public announcement changing or extending the Offer promptly to stockholders in a manner reasonably designed to inform you of the change. Except as otherwise required by applicable law, we have no obligation to publish, advertise or otherwise communicate this public announcement other than by issuing a press release.

In the event of a material change in the Offer, including the waiver of a material condition, we will extend the Offer period, if necessary, so that at least five business days remain in the Offer following the notice of material change.

PROCEDURE FOR TENDERING SHARES

RECORD HOLDERS. If you are an eligible stockholder for this Offer, and you wish to tender those shares for which you are the stockholder of record, you should complete and sign the Authorization Card according to its instructions as provided in this package. You should mail the Authorization Card or deliver it, together with the certificates for your shares, any required signature guarantee and other required documents, in the enclosed envelope to Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004 on or prior to 5:00 p.m., Eastern Time, on Thursday, January 15, 2009.

If a stock certificate is registered in the name of a person other than the person executing the Authorization Card, or payment is to be made to a person other than the record stockholder, then the certificate must be endorsed on its reverse side or must be accompanied by an appropriate stock power with the signature guaranteed by an eligible guarantor institution. All certificates endorsed on the reverse side or stock powers must be signed exactly as the name of the record stockholder appears on the stock certificate.

If you have lost any or all of your stock certificate(s) evidencing your shares of common stock of the Company, and you wish to participate in the Offer, you may do so by signing and returning the Authorization Card, which includes a Statement/Affidavit For Lost Stock Certificates. By doing so, you will certify that you are the lawful owner of the shares represented by the certificate(s), you have made a diligent search to find the certificate(s) and will surrender them should you at any time find the certificate(s). For more information, please contact Ms. Nino at (818) 909-6030 x 102. You will not be required to post a surety bond to secure against a risk that the certificate(s) may be subsequently re-circulated.

BENEFICIAL HOLDERS. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution if you desire to tender your shares. You may also contact Ms. Nino at (818) 909-6030 x 102 for further information. If your shares are held by a broker, dealer, bank or other institution, you should consult with them to determine whether they will impose transaction costs with respect to the tender of your shares.

METHOD OF DELIVERY. The method of delivery of all documents, including stock certificates, the Authorization Card and other required documents, is at the discretion and risk of the tendering stockholder. You should allow adequate time for the delivery of the documents. If you would like to deliver the documents by mail, we recommend that you use registered mail and request a return receipt.

BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. To prevent federal income tax backup withholding equal to 30% of the gross payments made to stockholders for shares purchased under this Offer, each stockholder who has not otherwise established an exemption from such withholding must provide the Company with the stockholder's correct taxpayer identification number. You should provide this information by completing the Substitute Form W-9 attached to the Authorization Card. Certain stockholders (including, among others, all corporations and certain foreign stockholders) are not subject to these backup withholding rules. Please consult with your own tax advisor regarding your qualification from exemption from backup withholding and the procedure for obtaining any applicable exemption.

TERMINATION OF VALIDITY; REJECTION OF SHARES

We reserve the exclusive right to determine all questions as to the validity, form, eligibility (including time and receipt), and acceptance for payment of any tender of shares in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular stock or any particular stockholder. Our interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will have been deemed to have been properly made until all the defects or irregularities have been cured by the tendering stockholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine in our sole discretion. Neither the Company, nor any other person, will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

REPRESENTATIONS OF TENDERING STOCKHOLDERS

A tender of shares by you will be treated as a representation by you that (i) you are the beneficial owner of 99 or fewer shares as of the record date, (ii) you are tendering all of the shares beneficially owned by you, and (iii) you hold a "net long position" in our common stock equal to a number of tendered shares. You are also deemed to have represented that you own the tendered shares free and clear of any liens or other encumbrances and that you have the authority to sell the tendered shares to us. It is a violation of the securities laws for a person, directly or indirectly, to tender shares for that person's account unless, at the time of the tender and at the expiration date (including any extensions), the tendering person (1) has a net long position equal to or greater than the number of shares tendered and (2) will deliver or cause to be delivered the shares in accordance with the terms of the Offer. You will also agree to complete any additional documents that we request in order to complete the sale of your shares to us. You acknowledge that the Company's acceptance for payment of the shares tendered under this Offer will constitute a binding agreement between you and the Company upon the terms and conditions described in this Offer to Purchase and related documents.

RETURN OF UNPURCHASED SHARES

If any tendered shares are not purchased by us or are properly withdrawn by you, stock certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by a book-entry in our DTC account, the shares will be credited to the appropriate account maintained by the tendering stockholder. In each case, shares will be returned or credited without expense to the tendering stockholder.

NO DISSENTERS' RIGHTS; NO STOCKHOLDER VOTE

Whether or not you tender your shares, dissenters' rights are not available in connection with this Offer. This Offer is not subject to a stockholder vote.

WITHDRAWAL RIGHTS

You may withdraw shares you have tendered at any time before the expiration date or any extension thereof. Shares may also be withdrawn if we have not accepted the shares for payment within 20 business days following the expiration of the Offer or any extension thereof. In order to effectively withdraw your tender, you will need to provide the Company, at the address noted at the end of this document, with an original written or facsimile (confirmed by telephone) notice of withdrawal. Your notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn, and the name of the registered stockholder of the shares withdrawn. If the certificates for the shares to be withdrawn have been delivered, then you must also include the serial numbers for the certificates in your notice of withdrawal.

All questions about the form and validity (including the time and receipt) of any Notice of Withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. Neither we nor any one else has any duty to give notification of any defects or irregularities on any notice of withdrawal or shall be liable for failure to give any such notification.

You may not rescind any withdrawal. Any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of this Offer, unless you properly re-tender the withdrawn shares before the expiration date of this Offer.

PURCHASE AND PAYMENT

Promptly following the expiration date of this Offer, we will accept your shares properly tendered and not withdrawn prior to the expiration date, and you will have entered into a binding agreement regarding the purchase of your shares on the terms and conditions described in this Offer to Purchase. By signing and returning the Authorization Card, you will have waived any right to be notified of our acceptance of your tender. We will pay for the shares purchased by sending payment to the tendering stockholders. We will not pay interest on the purchase price to be paid under any circumstances regardless of any delay in making the payment.

BROKERAGE COMMISSION

If you are a record stockholder and you tender your shares directly to us, you will not incur any sales commissions or other charges. However, if you hold shares or tender shares through a broker, bank or other institution, you should consult with the broker, bank or other institution to determine whether the transaction costs are applicable to your transaction.

SOURCE AND AMOUNT OF FUNDS

We have estimated that the total number of shares that may be sold by eligible stockholders pursuant to this offer is approximately 23,000. Assuming all the eligible stockholders elect to participate in the Offer and the shares offered are purchased at the Offer price of $0.50 per share, plus $20.00 to each tendering stockholder, the total cost to us would be approximately $27,600. This amount does not include our expenses associated with this Offer, which are estimated to be $10,000, as discussed below under "Fees and Expenses."

We anticipate that we will pay for all validly tendered shares, as well as of the costs and expenses of this Offer, with cash on hand.

FEES AND EXPENSES

We will pay all fees and expenses associated with this Offer. We estimate that our total expenses associated with this Offer will be $10,000, consisting of the following:

  Transfer Agent Fee and Expenses                                   $   2,500
  Legal Fees                                                        $   2,500
  Printing and Mailing costs                                        $   4,500
  SEC Filing and Edgar fees                                         $     500
                                                                  ------------
  Total Estimated Expenses                                          $  10,000
                                                                  ============


Our directors, officers and employees may solicit tenders pursuant to this Offer in person, by telephone or through other forms of communication, but these persons will not receive any additional compensation for the solicitations.

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of shares pursuant to this Offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials related to this Offer to their customers.

We will pay the fee charged by our transfer agent for lost certificates, provided that the stockholder executes the requisite affidavit and indemnity instruments.


                          INFORMATION ABOUT THE COMPANY

MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is listed on the OTC Bulletin Board under the symbol "UWKI" (prior to our reincorporation and reverse split, "UWNK"). The following table sets forth the high and low bid information for our common stock, as reported by the OTC Bulletin Board, for each fiscal quarter of 2008, 2007 and 2006 on an actual and, as applicable, "as adjusted" basis to give effect to our four-for-one reverse stock split, which was effective as of July 26, 2007. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. We consider our common stock to be thinly-traded and, accordingly, reported sale prices may not be a true market-based valuation of our common stock.

QUARTER ENDED:                               HIGH      LOW       HIGH       LOW
                                                              (AS ADJUSTED)
September 30, 2008......................... $0.95    $0.42      $0.95     $0.42
July 1, 2008............................... $1.52    $0.95      $1.52     $0.95
April 1, 2008.............................. $1.73    $1.41      $1.73     $1.41

QUARTER ENDED:                               HIGH      LOW       HIGH       LOW
                                                              (AS ADJUSTED)
January 1, 2008............................ $4.05    $1.30      $4.05     $1.30
October 2, 2007............................ $5.02    $0.50      $5.02     $2.00
July 3, 2007............................... $1.75    $1.14      $7.00     $4.56
April 3, 2007.............................. $2.33    $0.97      $9.32     $3.88

QUARTER ENDED:                               HIGH      LOW       HIGH       LOW
                                                              (AS ADJUSTED)
January 3, 2007............................ $2.70    $1.10     $10.00     $4.40
September 30, 2006......................... $1.78    $0.20      $7.11     $0.80
June 30, 2006.............................. $0.30    $0.18      $1.20     $0.72
March 31, 2006............................. $0.37    $0.21      $1.48     $0.84

On December 1, 2008, the record date for this Offer, the closing sale price for our common stock was $0.15 per share. The Company has a total of 12,685,247 shares issued and outstanding at the time of this Offer.

We have not declared or paid any cash dividends on our common stock during the last two fiscal years and do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future, but instead we currently plan to retain any earnings to finance the growth of our business. Payment of any cash dividends in the future, however, is within the discretion of our board of directors and will depend on our financial condition, results of operations and capital and legal requirements, as well as other factors deemed relevant by our board of directors.

EXECUTIVE OFFICERS, SIGNIFICANT EMPLOYEES AND DIRECTORS

Set forth below is certain information as of December 1, 2008 concerning each of our directors and executive officers and certain significant employees. Each of the individuals listed below as a director shall serve as a director until the next annual meeting of our stockholders and until their successors have been elected and qualified, or until their resignation, death or removal.

NAME                      AGE POSITION OR CAPACITY
----                      ------------------------

Nolan K. Bushnell......    66 Chief Executive Officer and Chairman of the Board
                              of Directors
Peter F. Wilkniss......    43 President, Chief Operating Officer, Chief
                              Financial Officer and Secretary
Brent N. Bushnell......    30 Chief Technology Officer
Jon P. Boucher.........    31 Vice President, Restaurant Operations and Sales
Elizabeth J. Heller....    50 Director
Kevin W. McLeod........    52 Director
Bradley N. Rotter......    52 Director

         NOLAN K. BUSHNELL has been the Chairman of our Board of Directors, and Chief Executive Officer since December 4, 2003 following our acquisition of uWink California. Mr. Bushnell founded uWink California and has acted as its Chairman and Chief Executive Officer since 1999. Mr. Bushnell is best known as the founder of Atari Corporation and Chuck E. Cheese Pizza Time Theater. In 1980, Mr. Bushnell founded Catalyst Technologies, an incubator which spawned more than 20 companies, including Etak, ACTV, Androbot, Axlon, Magnum Microwave, Irata and ByVideo. Mr. Bushnell holds several patents on some of the basic technologies for many of the early video games developed and is also the inventor or co-inventor of numerous patents in various other fields and industries. Mr. Bushnell received his B.S. in Electrical Engineering from the University of Utah, where he is a "Distinguished Fellow", and later attended Stanford University Graduate School. Mr. Bushnell is also currently a director of Wave Systems Corp and is chairman of the board of NeoEdge Networks.

         PETER F. WILKNISS became our Chief Financial Officer and Secretary on August 29, 2005 and was named our President and Chief Operating Officer in February 2008. Mr. Wilkniss has over 14 years experience in operational and financial leadership in entrepreneurial technology-driven arenas. His areas of expertise include corporate finance and financial reporting, M&A, business development and strategic planning. From June 2004 to April 2005, Mr. Wilkniss was Chief Operating Officer of Juriscape, Inc., an early stage ecommerce company. From January 2003 to May 2004, Mr. Wilkniss was a private investor and business consultant. From 2000 to 2002, Mr. Wilkniss was Managing Director and CFO of the Helfant Group, Inc. (now Jefferies Execution Services, Inc.) subsidiary of Jefferies Group, Inc. (NYSE: JEF). From 1998 to 2000, Mr. Wilkniss was a corporate attorney at Wachtell, Lipton, Rosen & Katz. Mr. Wilkniss holds an MBA from Columbia Business School and a JD from Columbia Law School (with highest honors). He received his BA from the University of Virginia.

          BRENT N. BUSHNELL became employed by us in November 2006 after having been a consultant to our company from March 2006 to November 2006. Mr. Bushnell was formally named our Chief Technology Officer in January 2008. Mr. Bushnell has 12 years of software engineering and systems experience. Mr. Bushnell has extensive knowledge of web applications authoring, scaling and maintenance. Mr. Bushnell also has Internet infrastructure and networking experience, as well as hardware systems design, testing and assembly capabilities. Prior to joining our company he held the Chief Technology Officer position with Interlincx, an Internet applications and marketing company from 2004 to 2006. From 2002 to 2004, Mr. Bushnell was founder and Chief Executive Officer of Izolo, a technology service provider with products ranging from web applications to web/DNS/email services. Mr. Bushnell has attended University of Colorado, Boulder and University of California, Los Angeles. Mr. Bushnell is the son of our Chairman and Chief Executive Officer, Nolan Bushnell.

          JON P. BOUCHER became employed by us as a Vice President in February 2008. Mr. Boucher comes to us with over 10 years of restaurant operations and franchise experience. Prior to joining our company he held the Vice President of Operations position with the $35 million (revenue) Landmark Restaurant Group, an IHOP franchisee, from 2006-2008. With LRG, Mr. Boucher lead a team of two Regional Directors, one Director of Training, one District Manager, one Director of Facilities and over 1,000 employees. While at LRG, Mr. Boucher opened 11 restaurants in 17 months while maintaining the highest level of operating status at all 17 locations. Prior to that, from 2003 to 2006, Mr. Boucher served as the Vice President of Operations for the $60 million (revenue) Huntington Restaurant Group, one of 14 Chili's franchisees in the United States and, at one time, the largest Denny's franchisee in the world. During this period, Mr. Boucher managed various groups of restaurants from Oregon to Florida and was actively involved in the management of Huntington's franchising affiliate, which was the franchisor for a number of concepts, including Central Park Hamburgers and Gators Dockside Restaurant.

         ELIZABETH J. HELLER has been a director since April 2007 and serves on our Audit Committee, our Compensation Committee, and our Nominating and Corporate Governance Committee. Ms. Heller is the founder of and has served as CEO of Buzztone, Inc., a marketing company that combines online and offline word-of-mouth marketing techniques, since 1999. Prior to founding Buzztone, Ms. Heller served as Executive Vice President of Capitol Records from 1994 to 1999, where she developed such award winning websites as Hollywoodandvine.com and Bluenote.com, and oversaw Capitol's soundtrack department, executive producing several hit records. Ms. Heller has also served as VP of Artist Development for MCA Records after starting her career at Epic Records. Ms. Heller currently resides in Los Angeles. She received her B.A. from University of California, Los Angeles.

         KEVIN W. MCLEOD has been a director since March 2004 and serves on our Audit Committee, our Compensation Committee, and our Nominating and Corporate Governance Committee. Since 1998, Mr. McLeod has been the Managing Director of Aircool Engineering, Ltd. of Somerset England. Aircool Engineering is one of the United Kingdom's largest mechanical and electrical contractors. Mr. McLeod is a native of New Zealand currently residing in London.

         BRADLEY N. ROTTER has been a director since November 11, 2005 and serves as the chair of our Audit Committee, and as a member of our Compensation Committee and our Nominating and Corporate Governance Committee. From 1988 to the present Mr. Rotter has served as Managing Member of the Echelon Group, a private specialty finance company. From 2003 to 2004 Mr. Rotter was Chief Executive Officer of MR3 Systems, Inc. (OTCBB: MRMR), an SEC reporting company. From 1985 to 2004, Mr. Rotter served as President of Presage Corporation, a private investment company. From 1993 to 2003, Mr. Rotter was Chairman of Point West Capital Corporation (OTCBB: PWCC). From 1999 to 2001, Mr. Rotter served on the board of directors of Homeseekers.com Inc., at the time an SEC reporting company and now called Realigent, a private company. Mr. Rotter currently serves on the boards of directors of Sequella, Inc., AirPatrol Corporation and Authentisure, all private companies. Mr. Rotter attended the United States Military Academy at West Point and holds an MBA from the University of Chicago.

Each of the above persons is a citizen of the United States. None of the above individuals has been convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors). In addition, none of the above individuals has been a party to any judgment or administrative proceeding during the past five (5) years that resulted in a judgment, decree or final order enjoining the individual from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

BOARD COMMITTEES

Our Board of Directors has established three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Bradley Rotter is the chair of our Audit Committee, with Kevin McLeod and Elizabeth Heller serving as the additional members. Bradley Rotter, Kevin McLeod and Elizabeth Heller serve as the members of our Compensation Committee and Nominating and Corporate Governance Committee. The Board has adopted written charters for each of the Board committees.

         AUDIT COMMITTEE. Our Audit Committee consists of three directors, each of whom meet the independence standards set forth in SEC regulations. Pursuant to the terms of the Audit Committee charter, adopted by our Board on July 20, 2007, our Audit Committee is required to consist of at least three "independent" directors, as defined by the rules and regulations promulgated by the SEC, and each of whom are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The primary duties and responsibilities of the Audit Committee consist of, among other things:

         o overseeing the integrity of our financial statements and systems of internal controls regarding finance, accounting, and legal compliance;

         o exercising primary responsibility for the appointment, compensation, and retention of our independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us and our subsidiaries and assistance in oversight of such auditor's qualifications, independence, and performance;

         o assisting the Board in oversight of the performance of our internal audit function;

         o assisting the Board in oversight of our compliance with legal and regulatory requirements;

         o preparing the reports required by the rules of the SEC to be included in our annual report and proxy statement, for so long we remain subject to the reporting requirements under the Securities Exchange Act of 1934, as amended; and

         o establishing procedures for the receipt, retention and treatment of complaints regarding accounting internal accounting control, or auditing matters, and the confidential, anonymous submission by our employees regarding and questionable accounting or auditing matters.

         A copy of the charter of our Audit Committee is available on our website at www.uwink.com.

         COMPENSATION COMMITTEE. Our Compensation Committee consists of three directors, each of whom meet the independence standards set forth in SEC regulations. Pursuant to the Compensation Committee Charter, adopted by our Board on July 20, 2007, the primary duties and responsibilities of the Compensation Committee consist of, among other things:

         o exercising primary responsibility for the structure, award and public disclosure of all elements of the compensation paid to our chief executive and other executive officers;

         o establishing the goals and objectives of our executive compensation program and each element of executive compensation;

         o establishing policies and procedures for the evaluation, award and public disclosure of executive compensation;

         o administering and/or overseeing the administration of our stock plans and our other material employee benefit plans, including the granting of stock options, restricted stock and other equity awards;

         o preparing an annual Compensation Committee report for inclusion in our annual report and meeting proxy statement; and

         o exercising, in its discretion, the powers granted to it in our bylaws.

         A copy of the charter of our Compensation Committee is available on our website at www.uwink.com.

         NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. Our Nominating and Corporate Governance Committee consists of three directors, each of whom meet the independence standards set forth in SEC regulations. Pursuant to the Nominating and Corporate Governance Committee Charter, adopted by our Board on July 20, 2007, the primary duties and responsibilities of the Nominating and Corporate Governance Committee consist of, among other things:

         o        identifying individuals qualified to become Board members;

         o advising the Board on Board committee appointments and removals;

         o recommending nominees for election to the Board at annual shareholder meetings and when otherwise required;

         o developing and recommending to the Board corporate governance and ethics principles applicable to the company; and

         o        overseeing the evaluation of the Board and management.

         A copy of the charter of our Nominating and Corporate Governance Committee is available on our website at www.uwink.com.

          CODE OF ETHICS. Our board of directors has adopted a code of ethics applicable to all of our employees, including our chief executive officer, chief operating officer and our directors. A copy of our Code of Ethics is available on our website at www.uwink.com. We also filed a copy of our Code of Ethics as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2005, which we filed with the SEC on April 17, 2006.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of December 1, 2008, and giving effect to our four-for-one reverse stock split as of July 26, 2007: (a) the names of each beneficial owner of more than five percent (5%) of our common stock known to us, the number of shares of common stock beneficially owned by each such person, and the percent of our common stock so owned; and (b) the names of each director and executive officer, the number of shares of common stock beneficially owned and the percentage of our common stock so owned, by each such person, and by all directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated.

As of December 1, 2008, we had a total of 12,685,247 shares of common stock issued and outstanding (after giving effect to our four-for-one reverse stock split as of July 26, 2007), which is the only issued and outstanding voting equity security of our company.

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect of security through any contract, arrangement, understanding, or relationship or otherwise, subject to community property laws where applicable.


NAME AND ADDRESS OF
BENEFICIAL OWNER                                                   NUMBER OF SHARES      PERCENT OF CLASS(1)
-----------------                                                  ----------------      -------------------
Nolan K. Bushnell(2)(3)........................................             820,902                     6.4%
Peter F. Wilkniss(2)(4)........................................             297,077                      2.3
Kevin W. McLeod(2)(5)..........................................             454,151                      3.5
Bradley N. Rotter(2)(6)........................................             330,666                      2.6
Elizabeth J. Heller(2)(7)......................................              41,666                       **
Special Situations Fund III QP, L.P.(8)(9) ....................           2,000,000                     14.6
Steven R. Becker(10)(11) ......................................             348,375                      2.7
WSV Management, L.L.C. (10)(11) ...............................             870,938                      6.7
SF Capital Partners Ltd. (12)(13) .............................           1,000,000                      7.6
Whitebox Intermarket Partners, L.P. (14)(15) ..................           1,000,000                      7.6

All officers and directors as a group (5 persons)..............           1,944,462                    15.4%

-------------------
Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days, including upon exercise of options or warrants or other convertible securities.

**       Less than one percent

(1) The determination of percentage ownerships is based on a total of 12,685,247 shares of common stock issued and outstanding (after giving effect to our four-for-one reverse stock split as of July 26, 2007), and does not include shares issuable upon the exercise of stock options and shares of restricted stock that have been or may be granted under our equity incentive plans or shares that may be issued upon exercise of outstanding warrants

(2) Address is 16106 Hart Street, Van Nuys, California 91406.

(3) Includes 601,057 shares held by the Bushnell Living Trust, 44,359 shares held by the Nolan K. Bushnell Insurance Trust, 160,210 shares issuable upon exercise of warrants held by the Bushnell Living Trust, and 15,276 shares of restricted stock held by Mr. Bushnell.

(4) Includes 215,913 shares held by Mr. Wilkniss, 65,888 shares issuable upon exercise of warrants held by Mr. Wilkniss, and 15,276 shares of restricted stock held by Mr. Wilkniss.

(5) Includes 283,320 shares held by Mr. McLeod, 122,914 shares issuable upon exercise of warrants held by Mr. McLeod, 25,000 shares issuable upon exercise of stock options held by Mr. McLeod, and 22,917 shares of restricted stock held by Mr. McLeod.

(6) Includes 181,706 shares held by Mr. Rotter, 87,500 shares issuable upon exercise of warrants held by Mr. Rotter, 25,000 shares issuable upon exercise of stock options held by Mr. Rotter, and 36,460 shares of restricted stock held by Mr. Rotter.

(7) Includes 12,500 shares held by Ms. Heller, 6,250 shares issuable upon exercise of warrants held by Ms. Heller and 22,916 shares of restricted stock held by Ms. Heller.

(8) Address is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(9) Based upon information regarding uWink, Inc. holdings reported on a Schedule 13G filed with the SEC on December 10, 2007. Includes 1,000,000 shares of common stock and 1,000,000 warrants to purchase shares of common stock. Austin W. Marxe and David M. Greenhouse share sole voting and investment power over the 1,000,000 shares and 1,000,000 warrants to purchase shares owned by Special Situations Fund III QP, L.P.

(10) Address is 300 Crescent Court, Suite 1111, Dallas, Texas 75201.

(11) Based upon information regarding uWink, Inc. holdings reported on a
Schedule 13G filed with the SEC on November 16, 2007. As of November 7, 2007 (the "Reporting Date"), WS Opportunity Fund, L.P. ("WSO"), WS Opportunity Fund (Q.P.), L.P. ("WSOQP"), and WS Opportunity Fund International, Ltd. ("WSO International" and collectively with WSO and WSOQP, the "WSO Funds") owned in the aggregate (i) 500,000 Shares and (ii) 500,000 warrants, each exercisable to purchase one Share as of the Reporting Date (the "Warrants"). WS Ventures Management, L.P. ("WSVM") is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. WSV Management, L.L.C. ("WSV") is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and to direct the disposition of the securities held by the WSO Funds. In addition, as of the Reporting Date, SRB Greenway Capital, L.P. ("SRBGC"), SRB Greenway Capital (Q.P.), L.P. ("SRBQP"), and SRB Greenway Offshore Operating Fund, L.P. ("SRB Offshore" and collectively with SRBGC and SRBQP, the "Greenway Funds") owned in the aggregate (i) 200,000 Shares, and (ii) 200,000 Warrants. SRB Management, L.P. ("SRB Management") is the general partner of SRBGC and SRBQP and the general partner and investment manager of SRB Offshore. BC Advisors, LLC ("BCA") is the general partner of SRB Management. Steven R. Becker is the sole principal of BCA. As a result, Mr. Becker possesses the sole power to vote and to direct the disposition of the securities held by the Greenway Funds. The Warrants contain an issuance limitation prohibiting the warrantholder from exercising those securities to the extent that such exercise would result in beneficial ownership by the warrantholder and its affiliates and any other persons whose beneficial ownership of Shares would be aggregated with the warrantholders for purposes of Section 13(d) of the Securities Exchange Act of 1934 of more than 9.999% of the Shares then issued and outstanding (including for such purpose the Shares issuable upon exercise) (the "9.999% Issuance Limitation"). The 9.999% Issuance Limitation may be not waived. Thus, as of the Reporting Date, for the purposes of Reg. Section 240.13d-3, (i) WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith are deemed to beneficially own 870,938 Shares, or approximately 7.2% of the Shares deemed issued and outstanding as of the Reporting Date, consisting of (a) 500,000 Shares and (b) 370,938 Warrants; and (ii) Mr. Becker is deemed to beneficially own 348,375 Shares, or approximately 2.9% of the Shares deemed issued and outstanding as of the Reporting Date, consisting of (a) 200,000 Shares and (b) 148,375 Warrants.

(12) Address is 3600 South Lake Drive, St. Francis, WI 53235.

(13) Based upon information regarding uWink, Inc. holdings reported on a
Schedule 13G filed with the SEC on November 16, 2007. Represents an aggregate of 1,000,000 shares of common stock held directly by SF Capital Partners Ltd., consisting of 500,000 shares of common stock and 500,000 warrants to purchase a share of common stock. Michael A. Roth and Brian J. Stark jointly direct the management of Stark Offshore Management LLC ("Stark Offshore"), which acts as the investment manager and has sole power to direct the management of SF Capital. As Managing Members of Stark Offshore, Michael A. Roth and Brian J. Stark jointly possess voting and dispositive power over all of the foregoing shares.

(14) Address is Trident Chambers, P.O. Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortola, British Virgin Islands.

(15) Based upon information regarding uWink, Inc. holdings reported on a
Schedule 13G filed with the SEC on February 14, 2008. Includes 500,000 shares of common stock and 500,000 warrants to purchase shares of common stock. Whitebox Advisors, LLC (WA), acting as investment adviser to its clients, is deemed to beneficially own 1,000,000 shares of Common Stock of the Company. Whitebox Intermarket Advisors, LLC (WIA), acting as investment adviser to its clients, is deemed to beneficially own 1,000,000 shares of Common Stock of the Company. Whitebox Intermarket Partners, L.P. (WIP) is deemed to beneficially own 1,000,000 shares of Common Stock of the Company as a result of its direct ownership of common stock of the Company. Whitebox Intermarket Fund, L.P. (WIFLP) is deemed to beneficially own 1,000,000 shares of Common Stock of the Company as a result of its indirect ownership of common stock of the Company. Whitebox Intermarket Fund, Ltd. (WIFLTD) is deemed to beneficially own 1,000,000 shares of Common Stock of the Company as a result of its indirect ownership of common stock of the Company.

CERTAIN TRANSACTIONS OF MANAGEMENT

On November 7, 2007, we completed the sale, in a registered equity offering, of
5.2 million units at a purchase price of $2.00 per unit, each unit consisting of one share of common stock and warrants to purchase one share of common stock at an exercise price of $2.40, generating net proceeds to us of approximately $9.3 million. Among those participating in our registered offering were, Nolan Bushnell, our Chief Executive Officer, who purchased 31,750 units for an aggregate purchase price of $63,500, Peter Wilkniss, our Chief Financial Officer, who purchased 50,000 units for an aggregate purchase price of $100,000, Kevin McLeod, a director, who purchased 50,000 units for an aggregate purchase price of $100,000, Alissa Bushnell, our vice president of public relations and marketing and the daughter of Nolan Bushnell, who purchased 25,000 units for an aggregrate purchase price of $50,000 and Dan Lindquist, our vice president of operations, who purchased 15,000 units for an aggregate purchase price of $30,000.

Effective as of November 12, 2007, holders representing an aggregate of $1,497,500 in principal amount of convertible notes (including aggregate accrued interest of $85,339 and an aggregate conversion incentive of $316,568) elected to exercise their right to convert such notes triggered by our November 2007 registered offering into the same units offered in such transaction. Accordingly, we issued an aggregate 949,703 units to these noteholders in full satisfaction of our obligations under the notes. Among those holders electing to convert their promissory notes into units were Nolan and Nancy Bushnell, our Chief Executive Officer and his wife, who converted an aggregate $156,452 (including accrued interest and conversion incentive) into 78,226 units, and Peter Wilkniss, our Chief Financial Officer, who converted an aggregate $31,776 (including accrued interest and conversion incentive) into 15,888 units.

On June 8, 2007, we sold $960,500 of convertible promissory notes to 16 accredited investors. Among those participating in the transaction were Nolan Bushnell, our Chief Executive Officer, who invested $125,000 and Dennis Nino, the brother-in-law of Nolan Bushnell, who invested $125,000. The conversion rights in these notes were triggered by our November, 2007 registered offering, and, on November 12, 2007, Mr. Bushnell converted his promissory note to as described above. Mr. Nino declined to convert his note and accordingly we made cash repayment to Mr. Nino in full satisfaction of his note.

On April 2, 2007, we sold $857,000 of convertible promissory notes to 19 individual accredited investors. Among those participating in the transaction were Peter Wilkniss, our Chief Financial Officer, who invested $25,000, and Dennis Nino, who invested $50,000. The conversion rights in these notes were triggered by our November, 2007 registered offering, and on November 12, 2007, Mr. Wilkniss converted his promissory note to as described above. Mr. Nino declined to convert his note and accordingly we made cash repayment to Mr. Nino in full satisfaction of his note.

SUMMARY CONSOLIDATED AND PROFORMA FINANCIAL INFORMATION

The following tables set forth certain summary historical consolidated financial information for the Company for the fiscal years ended January 2, 2007 and January 1, 2008 and the fiscal nine months ended October 2, 2007 and September 30, 2008. This summary financial information has been derived from, and should be read in conjunction with, our audited consolidated financial statements as of, and for, the years ended January 2, 2007 and January 1, 2008, which are incorporated herein by reference to our annual report on Form 10-KSB for the year ended January 1, 2008, and our unaudited consolidated financial information as of, and for the nine months ended, October 2, 2007 and September 30, 2008, which is incorporated herein by reference from our quarterly report on Form 10-Q for the nine months ended September 30, 2008. We do not anticipate that the cost of this Offer will have a material effect on the summary financial information presented below.

                                                   NINE MONTHS ENDED               FISCAL YEAR ENDED
                                          SEPTEMBER 30,       OCTOBER 2,       JANUARY 1,        JANUARY 2,
                                             2008                2007             2008              2007
                                          ------------      ------------      ------------      ------------
  BALANCE SHEET:
Cash and cash equivalents ...........     $  1,265,526      $     11,495      $  7,294,019      $     55,006
Working capital .....................     $    108,716      $ (3,840,582)     $  6,275,584      $ (1,303,820)
Current Assets                            $  1,504,145      $    121,466      $  7,401,493      $    173,692
Non-current Assets                        $  3,755,221      $    886,890      $    984,176      $    929,417
Total Assets ........................     $  5,259,366      $  1,008,356      $  8,385,669      $  1,103,109
Current Liabilities                       $  1,395,429      $  3,962,048      $  1,125,909      $  1,477,512
Non-current Liabilities                   $         --      $         --      $         --      $         --
Total Liabilities ...................     $  1,395,429      $  3,962,047      $  1,125,909      $  1,477,512
Stockholders' Equity (Deficiency) ...     $  3,863,937      $ (2,953,692)     $  7,259,760      $   (374,403)
Book value per share ................     $        .31      $       (.45)     $        .57      $       (.06)
  STATEMENT OF OPERATIONS:
Revenue .............................     $  2,078,854      $  1,970,905      $  2,545,671      $    450,149
Gross profit ........................     $  1,459,111      $  1,373,728      $  1,792,645      $    200,901
Operating expenses ..................     $  6,057,105      $  5,046,382      $  6,720,974      $  3,690,921
Other income (expense)                    $     98,271      $   (444,568)     $   (418,265)     $ (6,871,045)
Net loss from continuing operations..     $ (4,500,523)     $ (4,118,023)     $ (5,347,396)     $(10,361,065)
Net loss ............................     $ (4,500,523)     $ (4,118,023)     $ (5,347,396)     $(10,361,065)
Net loss per common share from
continuing operations - basic and
  diluted ...........................     $       (.36)     $       (.63)     $       (.72)     $      (2.15)
Net loss per common share - basic and
  diluted ...........................     $       (.36)     $       (.63)     $       (.72)     $      (2.15)
Ratio of earnings to fixed charges ..                 *                 *                 *                 *

* Ratio is not meaningful due to net losses incurred during period.

During the nine months ended September 30, 2008, we operated in two reportable business segments consisting of (1) Restaurant Operations, representing the operation of our three uWink restaurants, and (2) Technology Licensing, representing the licensing and sale of our hospitality entertainment and food ordering software platform and related hardware and services. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in our quarterly report on Form 10-Q for the nine months ended September 30, 2008. We evaluate performance based on sales, gross profit margins and operating profit (loss) before income taxes. During 2007, we operated in only one reportable segment, Restaurant Operations. Following the spin-off of the Technology Licensing business into a separate company, uWink, Inc. will operate the Restaurant Operations business through its wholly-owned subsidiary, uWink California.

The following is unaudited information for each of the Restaurant Operations business and the Technology Licensing business for the nine months ended September 30, 2008 and reflects the proforma effect of the spin-off of the Technology Licensing business on the Company's statement of operations for the nine months ended September 30, 2008. There is no proforma effect of the spin-off on the fiscal years ended January 2, 2007 and January 1, 2008 because the Company only operated in the Restaurant Operations business in 2007 and because the Technology Licensing business was first established in 2008.

                                       --------------------------------------------------
                                       RESTAURANT    TECHNOLOGY
                                       OPERATIONS     LICENSING
(IN THOUSANDS,                           SEGMENT       SEGMENT        OTHER        TOTAL
except per share data)                  --------------------------------------------------
Revenue                                $  1,988      $     91     $     --      $  2,079

Gross profit                              1,370            89           --         1,459

Salary expense (net of pre-opening)         896         1,540           --         2,436
Operating expenses (net of pre-opening)     726           834           --         1,560
Non-recurring restaurant pre-opening        260            --           --           260
Non-recurring professional fees              --            --          289           289
Employee stock option expense               106           990           --         1,096
Depreciation and amortization               411             5           --           416
Other Income                                 --            --           98            98
Net loss from continuing operations      (1,029)       (3,280)        (191)       (4,500)
Net loss                                 (1,029)       (3,280)        (191)       (4,500)
Net loss from continuing operations
 per share (basic and diluted)             (.08)         (.26)        (.02)         (.36)
Net loss per common share
(basic and diluted)                        (.08)         (.26)        (.02)         (.36)
Ratio of earnings to
 fixed charges                                 *             *            *             *

Identifiable assets                       5,103           156           --         5,259

Capital expenditures                      3,088           100           --         3,188

*Ratio is not meaningful due to net losses incurred during period.

The following table sets forth the balance sheets of uWink, Inc. and the Technology Licensing business spin-off company on a proforma basis, assuming the spin-off had occurred as of September 30, 2008. We expect to seek financing for the spin-off company in connection with the spin-off, however the proforma balance sheet for the spin-off company set forth below does not give effect to any financing received by the spin-off company because the availability, amount and terms of any such financing have not been determined as of the date of this document.


AS OF SEPTEMBER 30, 2008
PROFORMA                                UWINK, INC.     SPIN-OFF COMPANY

  BALANCE SHEET:
Cash and cash equivalents..........     $1,265,526     $        0
Working capital ...................     $  185,056     $  (76,340)
Current Assets.....................     $1,452,145     $   52,000
Non-current Assets.................     $3,651,221     $  104,000
Total Assets ......................     $5,103,366     $  156,000
Current Liabilities................     $1,267,089     $  128,340
Non-current Liabilities............     $       --     $       --
Total Liabilities .................     $1,267,089     $  128,340
Stockholders' Equity ..............     $3,836,277     $   27,660
Book value per share ..............     $     0.30     $     0.01


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information to this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed by the Company with the SEC under the Exchange Act. The information incorporated by reference is deemed to be a part of this Offer to Purchase, except for any information specifically superseded by information in this Offer to Purchase. We have filed our annual report on Form 10-KSB for the fiscal year ended January 1, 2008; and quarterly reports on Form 10-Q for the quarters ended April 1, 2008, July 1, 2008 and September 30, 2008, and applicable portions of these reports are incorporated by reference in this Offer to Purchase.


WE WILL AMEND THE SCHEDULE 13E-3 AND THIS OFFER TO PURCHASE TO THE EXTENT THAT WE DETERMINE THAT ANY DOCUMENTS FILED BY THE COMPANY PURSUANT TO SECTION 13(A), 13(C), 14 OR 15(D) OF THE EXCHANGE ACT AFTER THE DATE OF THIS OFFER TO PURCHASE AND PRIOR TO THE EXPIRATION OF THE OFFER, AS IT MAY BE EXTENDED, MUST BE INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE.

No person is authorized to give any information or represent anything not contained in this Offer to Purchase. The information contained in this Offer to Purchase, as well as any reported information we file with the SEC, is only current as of the date of that information. Our business, financial condition, results of operation and prospects may have changed since that date.

                             ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a transaction statement on Schedule 13e-3 with the SEC relating to this Offer. You may read and copy this statement or any other report or information that we file with the SEC at the SEC's public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also receive copies of these documents upon payment of the SEC's prescribed fees by writing to the SEC's public reference section. Please call the SEC at 1-800-SEC-0330 for further information. The SEC maintains a website at WWW.SEC.GOV that contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. You can inspect the reports, proxy statements and other information on this website.

Questions concerning this Offer or the tender procedures and requests for assistance may be directed to the Company at the telephone number listed below. Additional copies of this Offer to Purchase, Authorization Card or other tender offer materials may be obtained from the Company. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning this Offer.

                                   uWink, Inc.
                                16106 Hart Street
                               Van Nuys, CA 91406
                        (818) 909-6030 x 102 (telephone)
                           (818) 909-6070 (facsimile)
                                Attn: Nancy Nino

The Authorization Card, certificates for shares and any other required documents should be sent or delivered by the stockholder or the stockholder's broker, dealer, bank, trust company or other nominee to Continental Stock Transfer & Trust Company at the address listed below:

                   Continental Stock Transfer & Trust Company
                           17 Battery Place, 8th Floor
                               New York, NY 10004

December 29, 2008